Exhibit 99(a)(1)(i)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
JAVELIN Mortgage Investment Corp.
for
A Dollar Amount Equal to 87% of the Book Value per Share of Common Stock, as Determined Herein,
by
JMI Acquisition Corporation
a wholly-owned subsidiary of
ARMOUR Residential REIT, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 1, 2016, UNLESS THE OFFER IS EXTENDED.

This Tender Offer is being made pursuant to an Agreement and Plan of Merger dated as of March 1, 2016 (the “Merger Agreement”), among JAVELIN Mortgage Investment Corp. (“JAVELIN” or the “Company”), ARMOUR Residential REIT, Inc. (“ARMOUR”) and JMI Acquisition Corporation (“Acquisition”), all of which are Maryland corporations.  Acquisition is offering to commence a Tender Offer (the “Tender Offer”) to purchase all of the shares of JAVELIN common stock, par value $0.001 per share (“Common Stock”), for an amount in cash (the “Tender Offer Price”) equal to 87% of the book value per share of Common Stock (“BVPS”), as of 5:00 P.M. New York City time on the date that is ten (10) business days prior to the expiration of the Tender Offer, which we currently anticipate to be March 18, 2016 (the “Calculation Date”), subject to any required withholding taxes, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal that accompanies this Offer to Purchase. BVPS shall be calculated by JAVELIN, subject to the review and approval of by the Special Committee (as defined below), using the following data: (i) the market value of JAVELIN's agency securities and derivatives as of the Calculation Date, (ii) the appraised value of JAVELIN's non-agency securities as of the Calculation Date or the most recent date as of which such value can be determined, (iii) cash balances in JAVELIN's bank accounts as of the Calculation Date, (iv) JAVELIN's repurchase agreement balances and interest payable to repurchase counterparties as of the Calculation Date, and (v) any other tangible assets or liabilities determined in accordance with generally accepted accounting principles, consistently applied (“GAAP”), including accruals, as of the Calculation Date, less $1.0 million in respect of JAVELIN's expenses related to the Tender Offer and the Merger (defined below) not included in the above-referenced accruals.  Estimates of the Tender Offer Price and BVPS will be calculated as of 5:00 P.M., New York City time on the date of this Offer to Purchase and on every business day thereafter until the Calculation Date and posted to JAVELIN's website, www.javelinreit.com, as soon as reasonably practicable.  As of March 4, 2016, the business day prior to the date of this Offer to Purchase, the estimated Tender Offer Price was $7.21 per share, based upon JAVELIN's estimated BVPS of $8.28.  The calculations of estimated Tender Offer Price and BVPS will be floating between March 4, 2016 and the Calculation Date and could vary significantly.  The terms of the Tender Offer are set forth in this Offer to Purchase and the related Letter of Transmittal that accompanies this Offer to Purchase.

There is no financing condition to the Tender Offer.  The Tender Offer is subject to a non-waivable condition that there be validly tendered in response to the Tender Offer, and not properly withdrawn, greater than fifty percent (50%) of the total number of outstanding shares of Common Stock which are not owned immediately before the Expiration Time (as defined below) by ARMOUR, any of its subsidiaries or any officers or directors of ARMOUR, or JAVELIN (the “Minimum Condition”).  It is also subject to other conditions that are discussed under the caption “The Tender Offer—Section 12.  Conditions to the Tender Offer” beginning on page 41.

The Board of Directors of JAVELIN (the “Board”), acting upon the recommendation of the independent special committee of the Board consisting of the director who is not employed by or otherwise affiliated with ARMOUR, ARMOUR Capital Management LP, the external manager of both JAVELIN and ARMOUR (“ACM”), or any of their respective subsidiaries (the “Special Committee”), has unanimously determined to recommend that the JAVELIN stockholders tender their shares in response to the Tender Offer.

Under the Merger Agreement, if the Minimum Condition is satisfied and Acquisition purchases the JAVELIN shares that are tendered, as promptly as practicable after the Expiration Date (as defined below), Acquisition and JAVELIN will be merged (the “Merger”), pursuant to Section 3-106.1 of the Maryland General Corporation Law (the “MGCL”), in a transaction in which ARMOUR will become the sole stockholder of JAVELIN and the holders of JAVELIN common stock immediately before the effective time of the Merger will receive the same amount of cash (the “Merger Price”) that they would have received if they had tendered their shares in response to the Tender Offer (i.e., the Tender Offer Price).

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.  Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent.  Stockholders can also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Tender Offer.

March 7, 2016

NOTICE OF OFFER AND MERGER UNDER SECTION 3-106.1 OF THE
MARYLAND GENERAL CORPORATION LAW

In accordance with Section 3-106.1(e) of the MGCL, notice of the Tender Offer and the Merger and the transactions contemplated thereby is hereby given by ARMOUR (the “Notice”).  The Articles of Merger, pursuant to which the Merger will become effective, will be filed with the State Department of Assessments and Taxation of Maryland not earlier than 30 days after the date of this Offer to Purchase.

IMPORTANT

A JAVELIN stockholder who wants to tender shares of JAVELIN Common Stock (“JAVELIN shares”) in response to the Tender Offer must (i) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents (as described in “The Tender Offer—Section 4.  Procedure for Tendering Shares”) to Continental Stock Transfer & Trust Company, the depositary for the Tender Offer (the “Depositary”), together with certificates representing the tendered shares, (ii) follow the procedure for book-entry transfer described in “The Tender Offer—Section 4.  Procedure for Tendering Shares” or (iii) ask the stockholder's broker, dealer, commercial bank, trust company or other nominee to tender shares for the stockholder.  A stockholder whose JAVELIN shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact that person and follow its instructions in order to tender shares.

A JAVELIN stockholder who wants to tender JAVELIN shares but cannot deliver the certificates representing the shares and all other required documents to the Depositary prior to the expiration of the Tender Offer, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender the shares by using the guaranteed delivery procedure described in “The Tender Offer—Section 4. Procedure for Tendering Shares.”

Questions and requests for assistance may be directed to the Information Agent named on the back cover of this Offer to Purchase at the address and telephone numbers set forth on the back cover.  Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (defined below) and other related materials may also be obtained from the Information Agent.  In addition, a stockholder may ask its broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1

INTRODUCTION		8

SPECIAL FACTORS		10

1.	Background of the Tender Offer; Past Contacts, Negotiations and Transactions	10
2.	Purposes of the Tender Offer and the Merger; Plans for JAVELIN after the Merger	17
3.	Recommendation by JAVELIN's Board of Directors and its Special Committee	18
4.	Position of ARMOUR regarding Fairness of the Tender Offer and the Merger to JAVELIN Stockholders	18
5.	Effects of the Tender Offer and the Merger	19
6.	Summary of the Merger Agreement and Other Agreements	20
7.	No Dissenters’ Rights	26
8.	Agreements Involving JAVELIN Shares	26
9.	Relationships among ARMOUR, ACM and JAVELIN	27
10.	Interests of Directors and Executive Officers in the Tender Offer and the Merger	28

THE TENDER OFFER		29

1.	Terms of the Tender Offer.	29
2.	Expiration and Extension of the Tender Offer.	30
3.	Acceptance for Payment and Payment for Shares.	31
4.	Procedure for Tendering Shares.	31
5.	Withdrawal Rights	34
6.	Certain Material U.S. Federal Income Tax Consequences.	35
7.	Price Range of Shares; Dividends; Prior Stock Purchases; Public Offerings	37
8.	Market for JAVELIN's Common Stock; New York Stock Exchange Listing; SEC Registration	39
9.	Information about JAVELIN.	39
10.	Information about Acquisition and ARMOUR	40
11.	Source of Funds	41
12.	Conditions to the Tender Offer	41
13.	Certain Legal Matters	42
14.	Legal Proceedings.	43
15.	Expenses.	43
16.	Miscellaneous.	44

SCHEDULE I INFORMATION RELATING TO THE ACQUIRERS		45

1.	Directors and Executive Officers of JMI Acquisition Corporation (“Acquisition”)	45
2.	Directors and Executive Officers of ARMOUR Residential REIT, Inc. (“ARMOUR”).	46

SUMMARY TERM SHEET

Securities Sought:

This Tender Offer is being made pursuant to an Agreement and Plan of Merger dated as of March 1, 2016 (the “Merger Agreement”), among JAVELIN Mortgage Investment Corp. (“JAVELIN” or the “Company”), ARMOUR Residential REIT, Inc. (“ARMOUR”) and JMI Acquisition Corporation (“Acquisition”), all of which are Maryland corporations. Acquisition is offering to commence a Tender Offer (the “Tender Offer”) to purchase all of the shares of JAVELIN common stock, par value $0.001 per share (“Common Stock”). As of March 4, 2016, JAVELIN had 11,866,691 shares of Common Stock outstanding.

Price Tender Offered Per Share:

An amount in cash (the “Tender Offer Price”) equal to 87% of the book value per share of the Common Stock (“BVPS”), as of 5:00 P.M. New York City time on the date that is ten (10) business days prior to the expiration of the Tender Offer, which we currently anticipate to be March 18, 2016 (the “Calculation Date”), subject to any required withholding taxes, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal that accompanies this Offer to Purchase.  BVPS shall be calculated by JAVELIN, subject to the review and approval of the Special Committee, using the following data: (i) the market value of JAVELIN's agency securities and derivatives as of the Calculation Date, (ii) the appraised value of JAVELIN's non-agency securities as of the Calculation Date or the most recent prior date as of which such value can be determined, (iii) cash balances in JAVELIN's bank accounts as of the Calculation Date, (iv) JAVELIN's repurchase agreement balances and interest payable to repurchase counterparties as of the Calculation Date, and (v) any other tangible assets or liabilities determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), including accruals, as of the Calculation Date, less $1.0 million in respect of the Company's expenses related to the Tender Offer and the Merger (as defined below), not included in the above-referenced accruals, as set forth in Section 1.2 of the Merger Agreement.  Estimates of the Tender Offer Price and BVPS will be calculated as of 5:00 P.M., New York City time on the date of this Offer to Purchase and on every business day thereafter until the Calculation Date and posted to JAVELIN's website, www.javelinreit.com, as soon as reasonably practicable.  As of 5:00 P.M. on March 4, 2016, the business day prior to the date of this Offer to Purchase, the estimated Tender Offer Price was $7.21 per share based upon JAVELIN's estimated BVPS of $8.28.  The calculations of estimated Tender Offer Price and BVPS will be floating between March 4, 2016 and the Calculation Date and could vary significantly.

Scheduled Expiration of Tender Offer:	11:59 P.M., New York City time, on Friday, April 1, 2016, unless the Tender Offer is extended.

The Purchaser:	JMI Acquisition Corporation (“Acquisition”), a wholly-owned subsidiary of ARMOUR.

JAVELIN Recommendation:

The Board of Directors of JAVELIN (the “Board”), acting upon the recommendation of the independent special committee of the Board consisting of the director who is not employed by or otherwise affiliated with ARMOUR, ARMOUR Capital Management LP, the external manager of JAVELIN and ARMOUR (“ACM”), or any of their respective subsidiaries (the “Special Committee”), has unanimously (i) determined that the Merger Agreement and the transactions contemplated by it are advisable and in the best interests of JAVELIN and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated by it, including the Tender Offer and the subsequent merger of Acquisition with JAVELIN (the “Merger”), and (iii) determined to recommend that JAVELIN's stockholders tender their shares of Common Stock in response to the Tender Offer, in each case subject to the terms and conditions set forth in the Merger Agreement.

The following are some of the questions you, as a stockholder of JAVELIN, may have regarding the Tender Offer and the transaction of which it is a part, and our answers to those questions.  The answers to those questions do not contain all the information that may be relevant to your decision whether to tender your shares of Common Stock (“JAVELIN shares”).  We urge you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.  In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to Acquisition.

Who is offering to buy my shares?

We are JMI Acquisition Corporation (“Acquisition”), a Maryland corporation and wholly-owned subsidiary of ARMOUR Residential REIT, Inc. (“ARMOUR”).  We were formed for the purpose of offering to acquire (the “Tender Offer”) all of the shares of JAVELIN common stock (“Common Stock”) and, after we purchase all the Common Stock that is tendered in response to the Tender Offer, subject to the Minimum Condition, being merged with and into JAVELIN, with JAVELIN as the surviving corporation.  JAVELIN was formed in June 2012 and began investing in mortgage-backed securities after its initial public offering in October 2012.  JAVELIN is an externally managed real estate investment trust.  ARMOUR Capital Management LP (“ACM”) has managed JAVELIN under a management agreement since JAVELIN began operations.  ACM is also the external manager of ARMOUR.

What is the class and amount of securities being sought in the Tender Offer?

We are seeking to acquire through the Tender Offer of all the outstanding shares of Common Stock. As of March 4, 2016, JAVELIN had 11,866,691 shares of Common Stock outstanding. See the “Introduction” to this Offer to Purchase and “The Tender Offer—Section 1. Terms of the Tender Offer.”

How much are you offering to pay? In what form will I receive payment?

We are offering to pay, for each share of Common Stock, an amount in cash (the “Tender Offer Price”) equal to 87% of the book value per share of Common Stock (“BVPS”), as of 5:00 P.M. New York City time on the date that is ten (10) business days prior to the expiration of the Tender Offer, which we currently anticipate to be March 18, 2016 (the “Calculation Date”), subject to any required withholding taxes.  BVPS shall be calculated by JAVELIN, subject to the review and approval of the Special Committee using the following data: (i) the market value of the Company's agency securities and derivatives as of the Calculation Date, (ii) the appraised value of the Company's non-agency securities as of the Calculation Date or the most recent date as of which such value can be determined, (iii) cash balances in the Company's bank accounts as of the Calculation Date, (iv) the Company's current repurchase agreement balances and interest payable to repurchase counterparties as of the Calculation Date, and (v) any other tangible assets or liabilities, determined in accordance with GAAP, including accruals as of the Calculation Date, less $1.0 million in respect of JAVELIN's expenses related to the Tender Offer and Merger not included in the above-referenced accruals.  Estimates of the Tender Offer Price and BVPS will be calculated as of 5:00 P.M., New York City time commencing on the date of this Offer to Purchase and on every business day thereafter until the Calculation Date and posted to JAVELIN's website, www.javelinreit.com, as soon as reasonably practicable.  As of March 4, 2016, the business day prior to the date of this Offer to Purchase, the estimated Tender Offer Price was $7.21 per share, based upon JAVELIN's estimated BVPS of $8.28.  The calculations of estimated Tender Offer Price and BVPS will be floating between March 4, 2016 and the Calculation Date and could vary significantly.

ARMOUR believes that this is an attractive offer to JAVELIN stockholders because it represents:

•

A 20% premium over the last reported sale price of JAVELIN Common Stock on March 1, 2016 (the last trading day before the public announcement of ARMOUR's proposal to acquire the JAVELIN shares at the Tender Offer Price);

•

A 25% premium over the weighted average trading price of JAVELIN shares during the thirty trading days ended on March 1, 2016; and

•

An 11% premium over ARMOUR’s estimate of JAVELIN’s liquidation value, which is less than 80% of book value based on anticipated costs to terminate financing, hedging and management agreements, expenses of winding down operations and losses on an immediate liquidation of assets.  ARMOUR also believes that a liquidation in the face of current market volatility would pose substantial risks to JAVELIN stockholders’ ability to realize this amount.

Will I have to pay commissions?

If you are the record owner of the shares and you tender them directly to us, you will not have to pay any commissions.  If your shares are held in the name of a broker, dealer, commercial bank, trust company or other nominee and that person tenders the shares on your behalf, that person may charge you a fee for doing that.  You should consult the person in whose name your shares are held to determine whether you will be subject to any charges.  See the “Introduction” to this Offer to Purchase.

When will the Tender Offer expire?

The Tender Offer will expire at 11:59 P.M. New York City time on April 1, 2016, unless it is extended.  In this Offer to Purchase, we refer to the day on which the Tender Offer will expire as the “Expiration Date” and we refer to 11:59 P.M., New York City time on the Expiration Date as the “Expiration Time.” See “The Tender Offer—Section 1. Terms of the Tender Offer” and “The Tender Offer—Section 4. Procedure for Tendering Shares.”

What will happen if I do not tender my shares?

If greater than fifty percent (50%) of the total number of outstanding shares of Common Stock which are not owned immediately before the Expiration Time by ARMOUR, any of its subsidiaries or any officers or directors of ARMOUR, or JAVELIN are tendered in response to the Tender Offer and not withdrawn (the “Minimum Condition”), and some other conditions (which are customary with regard to Tender Offers) are fulfilled, and therefore we purchase all the shares that are properly tendered and not withdrawn, we will be required to merge with JAVELIN (the “Merger”) in a transaction in which ARMOUR will become the sole owner of JAVELIN and the JAVELIN stockholders who do not tender their shares in response to the Tender Offer will receive the same consideration per share that they would have received if they had tendered their shares (i.e., the Tender Offer Price).

Why are ARMOUR and you making this Tender Offer?

ARMOUR believes it is important to its business that it begin making investments in non-agency securities and continue to invest in agency securities. JAVELIN currently invests a substantial portion of its portfolio in non-agency securities and JAVELIN’s agency securities are also suitable for ARMOUR.  Because JAVELIN provides an attractively priced investment opportunity, ARMOUR believes that the Tender Offer and Merger accomplishes both of these objectives in a way that will be beneficial to ARMOUR and its shareholders.

Does ARMOUR have the financial resources to purchase the shares that are tendered?

The Tender Offer is not subject to any condition or contingency relating to financing.

ARMOUR, which is our parent, has agreed to provide us all the funds needed to purchase the shares that are tendered in response to the Tender Offer and to carry out a subsequent Merger between JAVELIN and us that is described below.  If all the JAVELIN shares were tendered in response to the Tender Offer, the total amount we would be required to pay to purchase the tendered shares would be approximately $85.6 million, based upon the estimated Tender Offer Price and BVPS as of March 4, 2016, the business day prior to the date of this Offer to Purchase.  At December 31, 2015, ARMOUR had total assets of $13.05 billion, which included $289.9 million of cash.  Therefore, ARMOUR will be able to provide out of its assets all the funds we will need in connection with the Tender Offer and the subsequent Merger.

Is your financial condition relevant to my decision to tender in the Tender Offer?

No.  Our financial condition is not relevant to your decision to tender shares in response to the Tender Offer, because the Tender Offer is being made for all the outstanding shares, the form of payment consists solely of cash and the Tender Offer is not subject to any financing condition.  ARMOUR has sufficient cash to pay for all the JAVELIN shares that are tendered, even if all of the outstanding JAVELIN shares are tendered.  See “The Tender Offer—Section 11. Source of Funds.”

What does the JAVELIN Board of Directors think of the Tender Offer?

Because ARMOUR and JAVELIN share a common manager and all but one of JAVELIN's directors is on the board of directors of ARMOUR, JAVELIN's Board of Directors established a Special Committee comprised of the sole director who is not employed by or otherwise affiliated with ARMOUR, ACM or any of their respective subsidiaries to consider ARMOUR's proposal to acquire the JAVELIN shares and possible alternatives to the transaction ARMOUR proposed.  The Board, acting upon the recommendation of that Special Committee, unanimously (i) determined that the Merger Agreement and the transactions contemplated by it are advisable and in the best interests of JAVELIN and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated by it, including the Tender Offer and the Merger, and (iii) determined to recommend that the JAVELIN stockholders tender their shares in response to the Tender Offer, in each case subject to the terms and conditions of the Merger Agreement.  See the “Introduction” to this Offer to Purchase and “Special Factors—Section 1.  Background of the Tender Offer; Past Contacts, Negotiations and Transactions” and “Special Factors—Section 3.  Recommendation by JAVELIN's Board of Directors and its Special Committee.”

Is there a limit on the percentage of the JAVELIN shares that any stockholder may own?

Yes, but it will not affect the Tender Offer or the Merger.  Under JAVELIN's charter, no stockholder may own more than 9.8% in value or number of the outstanding shares of JAVELIN Common Stock.  The Board, upon a recommendation from the Special Committee, has granted a limited waiver to Acquisition to provide that Acquisition may own more than 9.8% in value or number of the outstanding shares of JAVELIN Common Stock.

What is your position as to the fairness of the Tender Offer and the Merger?

We believe that the Tender Offer and the Merger are fair to the JAVELIN stockholders.  The reasons for this are described under “Special Factors—Section 4. Position of ARMOUR Regarding Fairness of the Tender Offer and the Merger.”

Do you have interests in the Tender Offer that are different from my interests as a stockholder of JAVELIN?

Yes.  Our and ARMOUR's interests in the Tender Offer and the Merger are different from those of stockholders.  If the Merger takes place, ARMOUR will become the sole owner of JAVELIN.  If you sell your JAVELIN shares in response to the Tender Offer and the Merger takes place, you will receive cash, but you will have no continuing interest in JAVELIN.  Therefore, you will not be able to participate in any future earnings or growth of JAVELIN.  ARMOUR alone will benefit from those earnings and that growth, if there is any.  In addition, four of the nine directors of JAVELIN and ARMOUR are affiliated with ACM and will benefit from the continuation of the management agreement between JAVELIN and ACM after the Merger.  See “Special Factors—Section 2.  Purposes of the Tender Offer and the Merger; Plans for JAVELIN after the Merger – Relationships among ARMOUR and JAVELIN.”

What is the market value of my JAVELIN shares as of a recent date?

The last reported sale price of JAVELIN Common Stock on the New York Stock Exchange (“NYSE”) on March 1, 2016, the last trading day before we announced the execution of the Merger Agreement was $6.00 per share.  On March 4, 2016, the last full day of trading before the date of this Offer to Purchase, the last sale price of JAVELIN Common Stock reported on NYSE was $7.08 per share.  However, that price was likely affected by the announcement of the execution of the Merger Agreement.  We suggest that you to obtain a recent quotation for JAVELIN Common Stock in connection with your decision whether to tender your shares in response to the Tender Offer.  See “The Tender Offer—Section 7.  Price Range of the Shares; Dividends.”

Will my tendering shares in response to the Tender Offer affect my right to receive a dividend with regard to those shares?

JAVELIN's Board has declared a dividend of $0.09 per share payable on March 28, 2016, to the persons who are holders of record of JAVELIN Common Stock on March 15, 2016.  If you hold your Common Stock on March 15, 2016, you will receive that dividend, even if you tender your Common Stock before the dividend is paid.  No further dividends will be declared or paid in connection with the Tender Offer and Merger.

What is the “Minimum Condition”?

One of the conditions to our purchasing the shares that are tendered in response to the Tender Offer is that the number of shares that are properly tendered and not withdrawn be greater than fifty percent (50%) of the total number of outstanding shares of Common Stock which are not owned immediately before the Expiration Time by ARMOUR, any of its subsidiaries or any officers or directors of ARMOUR, or JAVELIN (the “Minimum Condition”).  None of JAVELIN, ARMOUR or we can waive this condition.  Therefore, unless the Minimum Condition is satisfied, we will not accept or purchase any of the JAVELIN shares that are tendered in response to the Tender Offer.  If we do not purchase those shares, the Merger will not take place.

What are the significant conditions to the Tender Offer in addition to the Minimum Condition?

In addition to the Minimum Condition, which we cannot waive, there are a number of conditions under which we will not be obligated to purchase the JAVELIN shares that are tendered, but which we can waive.  They include:

•

a statute, rule or regulation has been enacted or adopted that would make it illegal for us to acquire the tendered shares or would make the Merger illegal;

•

an order is entered by a court or other governmental authority that invalidates the Merger Agreement or restrains us from completing the acquisition of the tendered JAVELIN Common Stock or the Merger;

•

any of JAVELIN's representations and warranties in the Merger Agreement is not true and correct on the Expiration Date, except inaccuracies that (i) could not, in the aggregate, reasonably be expected to have a material adverse effect on JAVELIN, on our ability to purchase the shares that are tendered in response to the Tender Offer or on our legal ability to consummate the Merger, or (ii) were known, or reasonably should have been known, to ARMOUR or any of its subsidiaries, or ACM, on or prior to the date of the Merger Agreement (March 1, 2016);

•

JAVELIN has not performed in all material respects all the obligations it is required to have performed, except failures that would not have a material adverse effect on JAVELIN or failures that result from a breach of the Merger Agreement by ARMOUR or us;

•

The Merger Agreement is terminated in accordance with its terms;

•

JAVELIN's Board, acting upon the recommendation of the Special Committee, withdraws or modifies in a manner adverse to us its recommendation or approval regarding the Tender Offer or the Merger; and

•

JAVELIN's Board, acting in accordance with a recommendation of the Special Committee, withdraws or modifies in a manner adverse to us its recommendation that stockholders accept the Tender Offer.

See “The Tender Offer—Section 12.  Conditions to the Tender Offer.”

Can the Tender Offer be extended?

If any of the conditions to our obligation to purchase the tendered shares is not satisfied or (except with regard to the Minimum Condition) waived by us by the scheduled Expiration Time, we will be required to extend the Tender Offer for up to three successive periods of up to 10 business days each (but not beyond September 30, 2016), and we can extend it for more than three successive periods.  Also, (i) if the Tender Offer is modified to increase the price we will pay or in any other manner, we may extend the Tender Offer until 10 business days after we announce the modifications, (ii) if anybody other than us makes a tender offer for JAVELIN common stock before the Tender Offer expires, we can extend the Tender Offer until not later than 10 business days after the other tender offer expires, (iii) if JAVELIN delivers a notice (a “Superior Proposal Notice”) that it has received a firm proposal for a transaction that the Special Committee believes would be more beneficial to JAVELIN and its stockholders than the Tender Offer (a “Superior Transaction”), (x) if at least two (2) business days before the scheduled Expiration Date, JAVELIN delivers a Superior Proposal Notice to ARMOUR and Acquisition, the Expiration Date will automatically be extended to the fourth business day after JAVELIN delivers the Superior Proposal Notice and we will have the right to extend the Expiration Date until 10 days after expiration of our right to agree to increase the Tender Offer Price to a price that is an amount per share equal to the value per share of Common Stock of the consideration JAVELIN's stockholders would receive as a result of the transaction the Special Committee had determined to be a Superior Transaction, or (y) as to any subsequent Superior Proposal Notice, until after the end of a two business day period during which we can require the Special Committee to discuss modifications to the Merger Agreement that would make the transactions contemplated by the modified Merger Agreement as to the JAVELIN stockholders as the transaction with someone other than us that the Special Committee had determined to be a Superior Transaction, and (iv) if after the first Superior Proposal Notice, we increase the Tender Offer Price to a price that is an amount per share equal to the value per share of Common Stock of the consideration JAVELIN's stockholders would receive as a result of the Superior Proposal, or if as a result of negotiations with us after a second or any subsequent Superior Proposal Notice, the Company withdraws its Superior Proposal Notice, we may extend the Tender Offer until 10 business days (or any longer period that is required by the U.S. Securities and Exchange Commission (“SEC”) rules) after we give a notice of the increase in the Tender Offer Price or the Company withdraws its Superior Proposal Notice.

Will you provide a subsequent offering period?

The Merger Agreement gives us the right, but does not require us, to provide a subsequent Tender Offer period of the type permitted by Rule 14d-11 under the Exchange Act.  A subsequent offering period would be a period of at least three business days (and could be substantially longer than that) which would begin on the business day following the Expiration Date, during which we would offer to purchase JAVELIN Common Stock for the same Tender Offer Price we are offering prior to the Expiration Date, but we would purchase shares as they are received rather than deferring all purchases until the subsequent offering period expires.

How will stockholders know whether the Tender Offer is extended or there is a subsequent Offering period?

If we extend the Tender Offer or provide a subsequent Offering period, we will inform Continental Stock Transfer & Trust Company, the Depositary for the Tender Offer, and make a public announcement, with regard to an extension, before 9:00 A.M., New York City time, on the business day after the day on which the Tender Offer was then scheduled to expire, and with regard to our providing a subsequent Offering period, before 9:00 A.M., New York City time, on the business day after the day on which the Tender Offer expires (i.e., after the Expiration Date).  See “The Tender Offer—Section 1. Terms of the Tender Offer.”

Will you have an option to purchase additional shares from the Company?

We will not have an option to purchase additional shares of Common Stock.  However, if we purchase the shares of Common Stock that are tendered in response to the Tender Offer, subject to the Minimum Condition, the Merger will be completed.

How do I tender my shares?

If you are a registered stockholder, to tender your shares of Common Stock, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal, to Continental Stock Transfer & Trust Company, the Depositary for the Tender Offer, before the Tender Offer expires.  If your shares are held in street name, your broker or other nominee will be able to tender them, probably by book entry transfer through The Depositary Trust Company (“DTC”).  Please follow the instructions provided by your broker or other nominee.  If you cannot deliver a required item to the Depositary by the time the Tender Offer expires, you may be able to obtain additional time by having a broker, bank or other fiduciary guarantee that the missing items will be received by the Depositary within three trading days.  However, the Depositary must receive the missing items within that three-trading-day period or your shares will not be validly tendered.  See “The Tender Offer—Section 4.  Procedure for Tendering Shares.” Questions regarding how to tender your shares may be directed to the Information Agent named on the back cover of this Offer to Purchase.

Will I be able to tender options in response to the Tender Offer?

JAVELIN has informed us that there are no outstanding options to purchase Common Stock.

What if I have restricted stock?

JAVELIN has informed us that there are no outstanding shares that are issued subject to restrictions on transfer.

Can I withdraw shares after I tender them?

You will be able to withdraw shares you tender at any time until the Expiration Time (and as provided in Section 14(d)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).  In order to withdraw shares you have tendered, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, to Continental Stock Transfer & Trust Company, the Depositary for the Tender Offer, before the Expiration Time.  See “The Tender Offer—Section 5. Withdrawal Rights.”

If there is a subsequent offering period, you will not be able to withdraw shares that you tender during the subsequent Offering period.

Will I receive dividends with regard to the period between JAVELIN'S March 2016 dividend payment date and the time the Merger becomes effective?

No.  JAVELIN will pay dividends prior to the Merger in the month of March 2016.  The dividend of $0.09 per share will be paid on March 28, 2016 to holders of record on March 15, 2016.  No further dividends will be declared or paid in connection with the Tender Offer and Merger.

If you purchase shares that are tendered in response to the Tender Offer, will there be any conditions to your obligation to complete the Merger?

If we purchase shares that are tendered in response to the Tender Offer, the only conditions to our obligation to complete the Merger will be that (i) there not be an order of a court or other governmental authority that invalidates the Merger Agreement or restrains ARMOUR or us from completing the Merger, and (ii) JAVELIN will have granted a limited waiver to us to provide that we may own shares of capital stock in excess of 9.8% in value or number of shares.

Will JAVELIN's shares be publicly traded after the Expiration Date?

After the Merger, JAVELIN intends to terminate the listing of the Common Stock on the NYSE and its registration under the Exchange Act.  If that happens, there may no longer be a public market for the Common Stock and JAVELIN will not be required to file materials (including a proxy statement or information statement relating to the Merger) with the SEC.

With whom should I speak if I have questions about the Tender Offer?

You should call Alliance Advisors LLC, which is the Information Agent with regard to the Tender Offer.  You can reach the Information Agent at (888) 991-1294 (toll free).  Banks and brokers may call collect at (973) 873-7721.  See the back cover of this Offer to Purchase for additional information regarding how to contact the Information Agent.

To the Holders of Common Stock of JAVELIN Mortgage Investment Corp.:

INTRODUCTION

JMI Acquisition Corporation (“Acquisition”), a Maryland corporation and a wholly-owned subsidiary of ARMOUR Residential REIT, Inc. (“ARMOUR”), a Maryland corporation, is offering to purchase (the “Tender Offer”) all of the shares of common stock, par value $0.001 per share (“Common Stock”), of JAVELIN Mortgage Investment Corp. (“JAVELIN”), a Maryland corporation, for an amount in cash (the “Tender Offer Price”) equal to 87% of the book value per share of Common Stock (“BVPS”), as of 5:00 P.M. New York City time on the date that is ten (10) business days prior to the expiration of the Tender Offer, which we currently anticipate to be March 18, 2016 (the “Calculation Date”), subject to any required withholding taxes, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal that accompanies this Offer to Purchase.  BVPS shall be calculated by JAVELIN, subject to the review and approval of by the Special Committee (as defined below), using the following data: (i) the market value of JAVELIN's agency securities and derivatives as of the Calculation Date, (ii) the appraised value of JAVELIN's non-agency securities as of the Calculation Date or the most recent date as of which such value can be determined, (iii) cash balances in JAVELIN's bank accounts as of the Calculation Date, (iv) JAVELIN's repurchase agreement balances and interest payable to repurchase counterparties as of the Calculation Date, and (v) any other tangible assets or liabilities determined in accordance with generally accepted accounting principles, consistently applied (“GAAP”), including accruals, as of the Calculation Date, less $1.0 million in respect of the Company's expenses related to the Tender Offer and the Merger (defined below) not included in the above-referenced accruals.  Estimates of the Tender Offer Price and BVPS will be calculated as of 5:00 P.M., New York City time on the date of this Offer to Purchase and on every business day thereafter until the Calculation Date and posted to JAVELIN's website, www.javelinreit.com, as soon as reasonably practicable.  As of March 4, 2016, the business day prior to the date of this Offer to Purchase, the estimated Tender Offer Price was $7.21 per share based upon JAVELIN's estimated BVPS was $8.28.  The calculations of estimated Tender Offer Price and BVPS will be floating between March 4, 2016 and the Calculation Date and could vary significantly.  “Expiration Date” means the day on which the Tender Offer expires.

The Tender Offer is being made pursuant to an Agreement and Plan of Merger dated as of March 1, 2016 (the “Merger Agreement”), among JAVELIN, ARMOUR and Acquisition.  The Tender Offer is subject, among other things, to a condition (which cannot be waived) that the number of shares that are properly tendered in response to the Tender Offer and not withdrawn be greater than fifty percent (50%) of the total number of outstanding shares of Common Stock which are not owned immediately before the Expiration Time by ARMOUR, any of its subsidiaries or any officers or directors of ARMOUR, or JAVELIN (the “Minimum Condition”).

Under the Merger Agreement, if the Minimum Condition is satisfied and Acquisition purchases the JAVELIN shares that are tendered, as promptly as practicable after the Expiration Date, Acquisition and JAVELIN will be merged (the “Merger”), pursuant to Section 3-106.1 of the Maryland General Corporation Law (the “MGCL”), in a transaction in which ARMOUR will become the sole stockholder of JAVELIN and the holders of JAVELIN common stock immediately before the effective time of the Merger will receive the same amount of cash (the “Merger Price”) that they would have received if they had tendered their shares in response to the Tender Offer (i.e., the Tender Offer Price).

The Merger Agreement is described more fully in “Special Factors—Section 6.  Summary of Merger Agreement and Other Agreements.”

JAVELIN has advised ARMOUR that at the close of business on February 24, 2016, it had 11,866,691 shares of Common Stock outstanding.  Neither ARMOUR or ACM owned any shares of JAVELIN Common Stock as of February 24, 2016.  As of the date of this Offer to Purchase, neither ARMOUR or ACM own any shares of JAVELIN Common Stock.

The JAVELIN Board of Directors (the “Board”), acting upon the recommendation of the Special Committee, has unanimously (i) determined that the Merger Agreement and the transactions contemplated by it are advisable and in the best interests of JAVELIN and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated by it, including the Tender Offer and the Merger, and (iii) determined to recommend that JAVELIN's stockholders tender their shares of Common Stock in response to the Tender Offer, in each case subject to the terms and conditions set forth in the Merger Agreement.

There is no financing condition to the Tender Offer.  The principal condition to the Tender Offer is the Minimum Condition.  This condition cannot be waived, and therefore, unless it is satisfied, we will not purchase the shares that are tendered and not withdrawn and there will be no Merger.  There are also a number of other conditions under which we will not be obligated to purchase the shares that are tendered in response to the Tender Offer, but we have the right to waive any of those conditions.  They include conditions that (i) no statute, rule or regulation has been enacted or adopted that would make it illegal for us to acquire the tendered shares or would make the Merger illegal, (ii) no order is entered by a court or other governmental authority that invalidates the Merger Agreement or restrains us from completing the acquisition of the tendered JAVELIN Common Stock or the Merger, (iii) all of JAVELIN's representations and warranties in the Merger Agreement are true and correct on the Expiration Date, except inaccuracies that (x) could not, in the aggregate, reasonably be expected to have a material adverse effect on JAVELIN or on our ability to purchase the shares that are tendered in response to the Tender Offer or on our legal ability to consummate the Merger, or (y) were known, or reasonably should have been known, to ARMOUR, any of its subsidiaries, or ACM, on or prior to the date of the Merger Agreement (March 1, 2016), (iv) JAVELIN has performed in all material respects all the obligations it is required to have performed, except failures that would not have a material adverse effect on JAVELIN or failures that result from a breach of the Merger Agreement by ARMOUR or by us, (v) the Merger Agreement is not terminated, (vi) the Board acting in accordance with a recommendation of the Special Committee, has not withdrawn or modified in a manner adverse to us its recommendation or approval regarding the Tender Offer or the Merger, and (vii) the Board acting in accordance with a recommendation of the Special Committee, has not withdrawn or modified in a manner adverse to us its recommendation that stockholders accept the Tender Offer.

If we purchase the shares that are tendered in response to the Tender Offer, the only conditions to our obligation to complete the Merger will be that (i) there not be an order of a court or other governmental authority that invalidates the Merger Agreement or restrains ARMOUR or us from completing the Merger and (ii) JAVELIN will have granted a limited waiver to us to provide that we may own shares of capital stock in excess of 9.8% in value or number of shares.  JAVELIN stockholders will not have dissenters' appraisal rights or similar rights as a result of the Merger.

Before the Special Committee determined to recommend that JAVELIN's Board of Directors recommend that JAVELIN stockholders tender their shares in response to the Tender Offer, the Special Committee received an opinion from JMP Securities LLC (“JMP”), the financial advisor to the Special Committee, that as of March 1, 2016, based on and subject to specified assumptions, qualifications and limitations, the consideration to be paid to the holders of JAVELIN Common Stock pursuant to the Merger Agreement, was fair, from a financial point of view, to such holders.  A copy of JMP's written opinion, which describes the assumptions it made, the procedures it followed, the matters it considered and the limitations on the review it undertook, and summarizes the material financial analyses JMP made in connection with its reaching its opinion, will be included in, or will be an Annex to, JAVELIN's Solicitation/Recommendation Statement on Schedule 14D-9, that is being filed in connection with the Tender Offer and will be distributed to JAVELIN's stockholders.  JMP's opinion will be made available for inspection and copying at the principal executive office of JAVELIN during its regular business hours by any interested JAVELIN stockholder or representative who has been so designated in writing.  This statement also may provide that a copy of the report, opinion or appraisal will be transmitted by the subject company or affiliate to any interested equity security holder of the subject company or representative who has been so designated in writing upon written request and at the expense of the requesting security holder.  JMP's opinion is not a recommendation as to whether or not any holder of Common Stock should tender Common Stock in response to the Tender Offer.  JMP's opinion is necessarily based on market and other conditions as in effect on, and the information made available to JMP at or prior to, March 1, 2016, which is the date it rendered its opinion.  When the Special Committee engaged JMP on January 25, 2016, to act as the Special Committee's financial advisor, JAVELIN agreed to pay JMP a fee which was payable (and was paid) upon delivery of JMP's opinion, and a transaction fee, which transaction fee is contingent upon consummation of the Tender Offer and the Merger.

Certain material U.S. federal income tax consequences of the sale of shares in response to the Tender Offer or the receipt of cash as a result of the Merger are described in “The Tender Offer—Section 6.  Certain Material U.S. Federal Income Tax Consequences.”

Tendering stockholders whose Common Stock is registered in their own names and who submit the certificates representing their shares and other materials directly to the Depositary will not be required to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes in connection with the sale of their Common Stock in response to the Tender Offer.  Continental Stock Transfer & Trust Company (the “Depositary”) is the Depositary with regard to the Tender Offer, and we will pay all fees and expenses due to it for acting as Depositary, or to Alliance Advisors LLC (the “Information Agent”) for acting as information agent, in connection with the Tender Offer and the Merger.  See “The Tender Offer—Section 15. Expenses.”

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE ABOUT WHETHER TO TENDER COMMON STOCK IN RESPONSE TO THE TENDER OFFER.

SPECIAL FACTORS

1.

Background of the Tender Offer; Past Contacts, Negotiations and Transactions

JAVELIN was organized as a Maryland corporation in June 2012 to invest in and manage a leveraged portfolio of agency mortgage-backed securities, non-agency mortgage-backed securities and other mortgage-related investments.  In addition, in connection with JAVELIN’s initial public offering in October 2012, JAVELIN entered into a management agreement with ACM, under which ACM manages the day-to-day operations and assets of JAVELIN.  As noted above, ACM is also the external manager of ARMOUR.  JAVELIN has no employees of its own.   Its executive officers and eight of its nine directors also serve as the executive officers and directors, respectively, of ARMOUR.  The executive officers of JAVELIN and ARMOUR are employees of ACM.

During the second half of 2015, JAVELIN’s management focused on the difficulty of JAVELIN continuing as a public company, given its small market capitalization and the relatively high fixed costs of being a public company.  JAVELIN’s management and the Board considered potential actions focused on maximizing stockholder value.  Capital raising initiatives, including a rights offering, were considered but ultimately rejected given the unreceptive nature of the capital markets.  Cost cutting measures were also considered.  During this timeframe, JAVELIN’s management engaged in a number of conversations with several of JAVELIN’s significant investors regarding the recent stock performance of the residential mortgage-backed REIT sector and JAVELIN’s relative performance within this group.

In early December 2015, JAVELIN’s management began to formulate plans for cost-cutting measures that it believed would be well-received in the market.  During this time, JAVELIN was approached by one activist investor who suggested several measures, including liquidating the company.  On December 13, 2015, the Board met and considered potential actions for enhancing stockholder value.  Liquidation was considered and rejected by the Board because it believed that the significant cost of a liquidation would result in an unacceptably high discount to book value for JAVELIN’s stockholders.  The Board resolved to significantly cut ACM’s management fees via a voluntary rebate by ACM and also to implement a significant reduction and waiver of non-management board fees.  These measures were expected to reduce annual costs at JAVELIN by approximately $2.1 million.  The Board also approved a significant increase in JAVELIN’s stock repurchase program.  These initiatives were publicly announced on December 14, 2015.  That same day, the activist investor publicly announced its own slate of six directors for nomination at JAVELIN’s 2016 annual meeting of stockholders.

During the week of December 14, 2015, ARMOUR focused on the public announcements by and involving JAVELIN's and ARMOUR's management and approached non-management members of the JAVELIN Board about a potential acquisition of JAVELIN by ARMOUR.  ARMOUR conveyed its view that it could offer a purchase price per share that would be a significant premium to the current market price of JAVELIN’s Common Stock and the highest price that ARMOUR believes JAVELIN stockholders would receive in the event of a liquidation of JAVELIN.  ARMOUR was interested in the acquisition because it would be an efficient way for ARMOUR to enter the non-agency mortgage-backed securities market in a cost-effective manner.  JAVELIN’s non-management directors responded that they would be receptive to such a proposal.

On December 21, 2015, the board of directors of ARMOUR convened to discuss a proposed term sheet and timeline relating to a potential acquisition of JAVELIN by ARMOUR.  The consensus of the board of directors of ARMOUR was that management should continue exploring a potential acquisition of JAVELIN.

On December 30, 2015, the board of directors of ARMOUR convened a special meeting to consider, among other business, preliminary matters regarding the potential acquisition of JAVELIN, including recent discussions by ARMOUR’s management with various investment banks to serve as a financial advisor to ARMOUR and, if appropriate, render an opinion to the board of directors of ARMOUR as to the fairness, from a financial point of view, to ARMOUR of the consideration to be paid in the proposed acquisition of JAVELIN by ARMOUR.  ARMOUR management focused on Lazard Frères and Co. LLC (“Lazard”), given its experience, its reputation and the fact that it had served as the financial advisor in a very similar tender offer and merger transaction in the recent past.  ARMOUR management provided the board of directors of ARMOUR with the biographies of the proposed Lazard engagement team and a summary of the proposed terms of the engagement.  The board of directors of ARMOUR authorized the officers of ARMOUR to continue negotiations with Lazard and to engage it as a financial advisor within the parameters of the proposed engagement terms.

On January 8, 2016, ARMOUR engaged Lazard to act as the financial advisor to ARMOUR in connection with the proposed acquisition of JAVELIN and, if appropriate, to render an opinion to the board of directors of ARMOUR as to the fairness, from a financial point of view, to ARMOUR of the consideration to be paid in the proposed acquisition of JAVELIN by ARMOUR.  That same day, Lazard and the management of ARMOUR discussed materials Lazard was preparing for the board of directors of ARMOUR and potential acquisition terms to be discussed with the board of directors of ARMOUR.

On January 12, 2016, the board of directors of ARMOUR convened a special meeting to discuss the potential acquisition of JAVELIN, via a tender offer and merger, with management and Lazard.  At the meeting, Lazard introduced the Lazard team. Lazard and management generally described the residential mortgage REIT sector, reviewed operating aspects of ARMOUR, and presented financial and strategic rationales and other key considerations supporting the potential acquisition of JAVELIN. The board of directors and management of ARMOUR and Lazard also discussed potential acquisition terms, anticipated next steps and illustrative timing. ARMOUR’s management explained that ARMOUR had for some time been searching for attractive investment opportunities to grow its non-agency securities portfolio, enhance the share buyback effect on its book value and stock price and generally improve ARMOUR’s stock price. ARMOUR management concluded that the potential acquisition of JAVELIN would be an attractive investment. The board of directors of ARMOUR inquired as to the appropriateness of ARMOUR’s potential acquisition of a fairly significant portfolio of non-agency securities currently held by JAVELIN and whether such portfolio could be acquired on more favorable terms from unrelated third parties in the marketplace.  Management stated that its analysis indicated that the effective purchase of non-agency securities through an acquisition of JAVELIN would be a more attractive means to acquire such assets relative to other available options.  Based on these points, Lazard’s view was that it was an advisable time for ARMOUR to approach JAVELIN with a formal acquisition proposal. The board of directors of ARMOUR agreed that it would reconvene on the morning of Thursday, January 14, 2016 to discuss the substance of an offer to JAVELIN and the process for communicating the offer to JAVELIN.

On January 14, 2016, the board of directors of ARMOUR reconvened the special meeting.  At the meeting, Akerman LLP (“Akerman”), ARMOUR’s long-time outside legal counsel, was retained to advise ARMOUR in connection with the potential acquisition of JAVELIN and management presented to the board of directors of ARMOUR a form of offer letter, dated January 14, 2016, in connection with the proposed acquisition of JAVELIN.  The offer letter contemplated a purchase price of 85.5% of book value per share of JAVELIN’s Common Stock, which ARMOUR’s management, with the advice of Lazard, had determined was an attractive price after extensive discussions and analysis of the valuation of JAVELIN.  The board of directors of ARMOUR agreed that it was advisable to move forward with the offer to JAVELIN with a purchase price of 85.5% of the book value per share of JAVELIN’s Common Stock.  The offer letter further stated that the offer would be subject to satisfactory negotiation of mutually acceptable definitive documentation, which documentation would not have any financing condition to close.

On January 14, 2016, ARMOUR presented its offer letter to JAVELIN.

On January 15, 2016, the Board convened a special meeting.  At the meeting, Akerman, JAVELIN’s long-time outside legal counsel, explained that Akerman representatives were in attendance solely for the purpose of explaining that a conflict existed and prevented Akerman from representing JAVELIN in the proposed transaction with ARMOUR because Akerman had been retained to represent ARMOUR.  Akerman presented a waiver letter to the Board in connection with ARMOUR’s offer letter to JAVELIN.  Akerman stated that upon completing the presentation and addressing any questions or concerns from the Board, Akerman would exit the meeting and the meeting would continue without Akerman in attendance.  The Board instructed management to execute the conflict waiver letter and Akerman left the meeting. Next, based on the advice of Wachtell, Lipton, Rosen & Katz, legal counsel to JAVELIN, the Board created a Special Committee and charged it with considering the proposal contained in ARMOUR’s offer letter, with the full power to recommend or reject such proposal, considering such other matters and alternatives as it deemed appropriate, engaging such special counsel and financial advisors as it required for advice and assistance, and reporting to the Board the results of its activities and its recommended course of action, it being understood that the Board would not approve the proposed transaction with ARMOUR unless the transaction had been recommended by the Special Committee.  The sole director of JAVELIN who is not employed by or otherwise affiliated with ARMOUR, ACM, or any of their respective affiliates was appointed as the chair and sole member of the Special Committee.

On January 15, 2016, the Special Committee convened a telephonic meeting at which Duane Morris LLP (“Duane Morris”) was also in attendance to discuss the proposed transaction.  On this same date, the Special Committee engaged Duane Morris as its special legal advisor for counsel in connection with the potential transaction.  The Special Committee also engaged Venable LLP (“Venable”) in February 2016 as its special legal advisor for counsel in connection with matters under Maryland law.  Following preliminary discussions with JMP Securities LLC (“JMP”) regarding the proposed transaction, the Special Committee contacted JMP for the purpose of formally engaging JMP as a financial advisor to the Special Committee in connection with the Special Committee’s evaluation and consideration of the ARMOUR proposal and other strategic alternatives.  Over the next several days, the Special Committee negotiated terms of engagement with JMP with the assistance of Duane Morris while continuing to discuss the ARMOUR proposal and related matters with JMP.  Based on JMP’s expertise in the mortgage REIT industry, and after concluding negotiations with JMP, the Special Committee entered into a formal agreement with JMP on January 25, 2016 to engage JMP as its financial advisor and, if appropriate, for JMP to render an opinion to the Special Committee as to the fairness, from a financial point of view, to JAVELIN stockholders of the consideration to be paid in a proposed acquisition.

On January 20, 2016, the Special Committee convened a telephonic meeting at which Duane Morris was also in attendance to discuss JAVELIN’s business, the ARMOUR proposal and the nature of the Special Committee’s role and function with respect to evaluating the ARMOUR proposal and other potential strategic alternatives, including the possibility that JAVELIN not pursue a transaction with ARMOUR or any other transaction involving the sale or acquisition of JAVELIN.  On that same day, Duane Morris and JMP held an introductory call and discussed the ARMOUR proposal and related matters.

On January 22, 2016, the Special Committee convened a telephonic meeting at which JMP and Duane Morris were also in attendance to further discuss the ARMOUR proposal and a tentative timeframe for providing a formal response to ARMOUR.  The Special Committee and its advisors discussed the advantages and disadvantages of conducting a full auction process, engaging in a market check process by soliciting indications of interest from a targeted group of other prospective bidders prior to entering into a definitive merger agreement or requiring the inclusion of a “go-shop” provision in a definitive merger agreement.  It was anticipated that a market check process could begin the week of February 1 and expected that such process would take two to three weeks to complete, whereas a full auction process would take significantly longer.  After further discussion, the Special Committee expressed a preference for a market check process, concluding JAVELIN had the ability to obtain indications of interest prior to executing a definitive merger agreement in a shorter period of time than would be the case in a full auction process and that a market check process was preferable to merely including a post-signing “go-shop” requirement in any applicable transaction agreement.  The Special Committee was concerned that continued volatility in JAVELIN’s Common Stock price and the mortgage REIT market in general could result in further declines in book value over time and the possibility that ARMOUR would withdraw its proposal. The Special Committee and its advisors also discussed the advantages and disadvantages of not pursuing a transaction with ARMOUR or any other sale of JAVELIN.  After further discussion with its advisors, the Special Committee instructed JMP to proceed with a market check process.

On January 24, 2016 and January 26, 2016, the Special Committee convened telephonic meetings at which JMP and Duane Morris were also in attendance to review a list of prospective bidders that JMP would target as part of the market check process.  At the January 24, 2016 meeting, JMP advised that it would target prospective bidders with greater market capitalization than ARMOUR and that JMP believed, based on its knowledge of the relevant market and potential bidders, would have interest in acquiring JAVELIN, that are typically more active in the market, and that either had cash on hand or access thereto in order to consummate a cash tender offer.  At the January 24, 2016 meeting, JMP identified three prospective bidders that JMP believed fit that profile.  At the January 26, 2016 meeting, at the request of the Special Committee, JMP identified two additional prospective bidders that JMP believed would also fit the profile.  In addition to ARMOUR, JMP identified a total of five prospective bidders, including several other mortgage REITs as well as managers of funds and mortgage REITs that invest in securities similar to those held by JAVELIN.  Also at the January 26, 2016 meeting, the Special Committee and its advisors discussed the process of conducting the market check and the materials that would be made available to prospective bidders.  Thereafter, discussion shifted to the ARMOUR proposal and when and how to respond to ARMOUR.  The Special Committee determined to respond quickly given the volatility in the price of JAVELIN’s Common Stock and the mortgage REIT market.

On January 30, 2016, JMP, the Special Committee convened a telephonic meeting at which JMP and Duane Morris were also in attendance to discuss for the Special Committee various characteristics of the mortgage REIT sector.  Among other matters, JMP noted the volatility in recent months and that the entire sector had been trading at a discount to book value.  JMP further noted that larger, more liquid market participants would be better able to weather the challenging market conditions, whereas market participants with smaller market capitalizations could have more difficulty.  JMP also shared that it had held discussions with Lazard about ARMOUR’s proposal and briefed Lazard on the status of the Special Committee’s process.  The Special Committee and its advisors also discussed a potential formal response to ARMOUR’s proposal and a proposed bid instruction letter to be sent to participants in the market check process.  The Special Committee agreed to formally respond to ARMOUR by the close of business on February 1, 2016.

On February 1, 2016, JMP, on behalf of JAVELIN, sent ARMOUR a letter responding to ARMOUR’s offer letter dated January 14, 2016.  The response letter stated that due to the related party nature of the proposed transaction, JAVELIN had formed the Special Committee to, among other things, evaluate the proposal and consider other strategic alternatives.  The response letter further stated that JAVELIN was interested in exploring ARMOUR’s proposal further and requested that ARMOUR provide further details with respect to its offer, particularly with respect to the proposed amount and form of consideration and contemplated transaction structure.

In early February 2016, lawyers at Duane Morris and Akerman discussed protocol specifying what the ACM employees who were engaged in the management of JAVELIN could and could not do.  Akerman advised Duane Morris that the management of ACM had agreed to designate its head portfolio manager (the "ACM Designee") as the point of contact for the Special Committee to conduct due diligence, provide documentation and answer questions about the operations of ARMOUR.  Duane Morris advised Akerman that JAVELIN was requesting that the ACM Designee provide to the Special

Committee assistance in connection with the Special Committee’s consideration of strategic alternatives regarding JAVELIN, including a possible change-of-control transaction involving JAVELIN and a third party, including, without limitation, ARMOUR.  Because ACM was receiving or might receive, or had access or might have access to, certain information relating to JAVELIN, the Offer and Merger or the Special Committee that is confidential or proprietary in nature, consideration was given to whether the ACM Designee should execute a confidentiality agreement.  Duane Morris initially drafted and sent a non-disclosure agreement between the ACM Designee and JAVELIN to Akerman on February 8, 2016.  Akerman provided comments on February 12, 2016 and on February 18, 2016, including a comment that the ACM Designee could not be completely walled off from the day to day operations of ARMOUR.  Since the ACM Designee was an officer of ARMOUR as well as JAVELIN, he needed the flexibility to be able to carry out day to day tasks for ARMOUR.  After further consideration of ACM Designee’s lack of involvement in Special Committee matters beyond providing ordinary course financial information to JMP and his lack of knowledge about the market check process, Duane Morris and Akerman concluded that it was unnecessary for the ACM Designee to enter into a confidentiality agreement.

On February 2, 2016, JMP, on behalf of JAVELIN, contacted the five prospective bidders that JMP had identified for solicitations of indications of interest in addition to ARMOUR as part of the market check process.  Four of these prospective bidders signed non-disclosure agreements and received diligence materials to evaluate a potential transaction with JAVELIN.  The fifth prospective bidder did not elect to receive any diligence materials.  ARMOUR was also invited to join this process, but declined to enter into a non-disclosure agreement at the time.

On February 4, 2016, JMP, on behalf of JAVELIN, sent bid instruction letters to the four participants that entered into non-disclosure agreements and received diligence materials.  The bid instruction letters set forth the guidelines for submitting a preliminary indication of interest in connection with a possible transaction.  The bid letters further stated that if the recipient wished to pursue a potential transaction, JAVELIN requested that the recipient submit a written, non-binding indication of interest to JMP based upon the recipient’s review of the information provided to date, discussions with JMP, publicly-available information, and the recipient’s general knowledge of the industry.  The bid letters requested that the indication of interest address such topics as consideration and transaction structure, financing, due diligence, required approvals and other conditions, timing, strategy and other considerations that the recipient deemed relevant for JAVELIN’s review.  The bid letters requested that recipients wishing to submit a bid provide written indication of interest via email no later than 5:00 P.M., Eastern Standard Time, Friday, February 19, 2016.

On February 5, 2016, Lazard and JMP discussed the timing of the market check process and Lazard requested a bid instruction letter in order to provide an updated proposal from ARMOUR.  JMP responded that it planned to adhere to a Friday, February 19, 2016 deadline to receive indications of interest.  On that same day, JMP, on behalf of JAVELIN, sent a bid instruction letter to ARMOUR requesting the same information as was requested of the other prospective bidders.

On February 11, 2016, the Special Committee convened a telephonic meeting at which JMP and Duane Morris were also in attendance to discuss the progress of the market check process.  JMP provided an update with respect to ARMOUR and the other five prospective bidders.  JMP noted that four of the five prospective bidders targeted in the market check process requested to receive diligence materials and expressed an interest in pursuing a possible transaction with JAVELIN.  JMP indicated that bid instruction letters had been sent to those bidders and ARMOUR.

During the week of February 15, 2016, JMP had conversations with Lazard as well as the four market check participants that received diligence materials and that were still reviewing a potential transaction.

On February 15, 2016, the Special Committee convened a telephonic meeting at which Duane Morris and Venable were also in attendance.  At this meeting, Venable discussed the duties of a director of a Maryland corporation as a member of a committee of the Board and of the Board itself in the context of evaluating potential acquisition transactions under Maryland law.

On February 19, 2016, JMP received indications of interest from ARMOUR and one of the four participants in the market check process, referred to herein as “Company X.”  As discussed by JMP at the February 20, 2016 meeting of the Special Committee described below, one of the three prospective bidders that evaluated the transaction but did not submit a bid indicated that the transaction size and economics made it difficult to pursue a transaction.  Another one of the three prospective bidders that evaluated the transaction but did not submit a bid indicated that JAVELIN’s portfolio was not a good fit and therefore did not wish to submit a bid.  The third prospective bidder that evaluated the transaction but did not submit a bid indicated that it did not believe that it would be able to submit a bid that would be competitive relative to the value that JAVELIN would be likely to receive and distribute to its stockholders in a liquidation.

The ARMOUR indication of interest stated that the proposed transaction would be subject to the execution of a mutually satisfactory definitive merger agreement, including customary representations and warranties, covenants, indemnifications from each party and other mutually agreed upon terms and conditions.  The ARMOUR indication addressed such topics as, consideration and transaction structure, financing, due diligence, required approvals and other conditions, timing, strategy and other considerations that ARMOUR deemed relevant for JAVELIN’s review.  The ARMOUR indication of interest provided that the offer consideration would consist solely of cash equal to 87% of JAVELIN’s book value, on a per share basis, representing an increase from 85.5% set forth in its January 14, 2016 offer letter.  Through its advisors, ARMOUR communicated to JAVELIN that it had increased its offer price to demonstrate its commitment to a transaction compared to other bidders and to encourage JAVELIN to negotiate solely with ARMOUR. The ARMOUR indication of interest provided that the transaction would be structured as a tender offer for all of the outstanding JAVELIN Common Stock, subject to a minimum condition of receiving tenders for greater than 50% of the outstanding shares of Common Stock and would be promptly followed by a second-step merger under Maryland law, which would not require stockholder approval.  The ARMOUR indication of interest specified that the offer consideration would be set two business days prior to the expiration of the tender offer.  In addition, ARMOUR would plan to continue managing JAVELIN under the current management agreement with ACM.  The ARMOUR indication of interest also noted that ARMOUR had substantially completed its due diligence, based on information available to ARMOUR at the time, and estimated that it could complete what limited diligence remained within two business days of JAVELIN’s acceptance of ARMOUR’s indication of interest.  There would be no financing or diligence condition to the closing of the merger.  The ARMOUR indication of interest included an exclusivity period of seven days from the date JAVELIN accepted the ARMOUR indication of interest (the “Exclusivity Period”), in which JAVELIN and its affiliates, and their respective agents, would discuss a potential sale of JAVELIN exclusively with ARMOUR and JAVELIN and its affiliates, and their respective agents, would not, during the Exclusivity Period, initiate, encourage or enter into discussions or negotiations with any person or party other than ARMOUR and its agents (each, a “third party”), respond to any solicitations by third parties or provide documents or information to any third party, relating to any sale or other disposition of JAVELIN or substantially all of JAVELIN’s assets, equity or businesses (whether by merger, consolidation, tender offer, sale of stock or assets or otherwise).  To the extent that JAVELIN received any third party inquiries during the Exclusivity Period, JAVELIN agreed it would promptly advise ARMOUR.  The ARMOUR indication of interest included a confidentiality provision prohibiting ARMOUR and JAVELIN each from disclosing the matters in the ARMOUR indication of interest without the other’s consent.

The Company X indication of interest proposed a gross purchase price of between $6.10 and $6.30 per share, which, as discussed by JMP at the February 20, 2016 meeting of the Special Committee described below, would have been effectively reduced in the event a termination fee was payable to ACM in connection with the termination of the Management Agreement as required under the Company X indication of interest.  The Company X indication of interest expressed a preference for a tender offer but did not conclusively state that the transaction would be structured in such manner.  Further, the Company X indication of interest expressed that Company X expected that it would need an additional three to four weeks to complete due diligence.  Like the ARMOUR indication of interest, the Company X indication of interest did not include a financing condition.

On February 20, 2016, the Special Committee convened a telephonic meeting at which JMP, Duane Morris and Venable were also in attendance.  The meeting was convened to discuss the bids received from ARMOUR and Company X.  JMP reminded the Special Committee that it sought prospective bidders that had greater market capitalization than ARMOUR, that were typically more active in the market and that either had the cash on hand or access thereto in order to consummate a cash tender offer.  JMP also noted that throughout the process, no preferential treatment was accorded to any bidder, including ARMOUR.  After receiving the Company X bid, JMP stated that it encouraged Company X to increase the proposed offer consideration, but was informed by Company X that it would be unable to do so.  Discussion then turned to an evaluation of the ARMOUR and Company X bids.  JMP noted that ARMOUR expressed its bid as a percentage of book value, whereas Company X calculated its bid as a dollar value per share.  JMP noted that Company X was requested to express its offer as a percentage of book value, but declined to revise its bid.  JMP calculated that Company X’s proposed gross purchase price equated to between 73.1% and 75.5% of JAVELIN’s book value based on JAVELIN’s estimated book value per share of $8.35 as of February 12, 2016.  JMP noted that ARMOUR’s proposed bid reflected a purchase price of 87% of JAVELIN’s estimated book value and did not require JAVELIN to terminate the Management Agreement.  JMP calculated that, assuming full payment of the termination fee to ACM under the Management Agreement, Company X’s purchase price net of such payment would be reduced to between $5.19 and $5.39 per share, or between 62.1% and 64.5% of JAVELIN’s estimated book value per share as of February 12, 2016.  Further, it was noted that the due diligence period was more favorable in ARMOUR’s bid than Company X’s bid.  Discussion then followed regarding the requirement in ARMOUR’s indication of interest that the final purchase price per share be determined two business days prior to the expiration of the tender offer period, which was considered unfavorable because it would afford stockholders little time to decide whether to tender their shares.  JMP acknowledged that, on the financial metrics, the ARMOUR bid was superior.  JMP also advised that it reviewed a liquidation analysis conducted by JAVELIN and also conducted its own liquidation analysis and concluded that the liquidation value of JAVELIN on a per share basis would be lower than ARMOUR’s bid.  The call concluded with JMP agreeing to contact ARMOUR to discuss the timing of the calculation of the final purchase price per share and to not contact Company X at that time.

On February 21, 2016, ARMOUR submitted a revised indication of interest reflecting that the final purchase price per share would be determined ten business days prior to the expiration of the tender offer period.  On the same day, the Special Committee convened a telephonic meeting at which JMP, Duane Morris and Venable were also in attendance to discuss ARMOUR’s revised indication of interest, which ARMOUR requested that JAVELIN execute.  The Special Committee and its advisors discussed the exclusivity provision contained in the ARMOUR indication of interest and the due diligence requirement.  JMP advised that both provisions were in line with market practice and that it was unlikely that an issue would arise in due diligence.  Based on the advice and guidance of its advisors, the Special Committee accepted the February 21, 2016 ARMOUR indication of interest.

On February 21, 2016, Akerman sent Duane Morris and Venable an initial draft of the merger agreement.

On February 25, 2016, ARMOUR and JAVELIN entered into a non-disclosure agreement.  As a condition to being furnished confidential information of JAVELIN in connection with the proposed transaction, ARMOUR agreed, among other things, to keep such information confidential and to use it only for specified purposes.  After several discussions between Duane Morris and Akerman, ARMOUR also agreed to a customary standstill provision.

Over the next few days, ARMOUR and the Special Committee engaged in good faith and continuing negotiations of a draft merger agreement.  Due to unanticipated delays, on February 25, 2016, ARMOUR and JAVELIN agreed to extend the Exclusivity Period until 11:59 P.M. Eastern Standard Time on Wednesday, March 2, 2016.

On February 26, 2016, Duane Morris circulated a revised draft merger agreement reflecting, among other things, the following: (i) that the tender of a majority of the total number of shares of Common Stock not held by ARMOUR, any of its subsidiaries, or any officers or directors of ARMOUR, or JAVELIN would be required to satisfy the Minimum Condition; (ii) the removal of the requirement that JAVELIN’s book value be reduced as of the Calculation Date by the amount of JAVELIN’s transaction expenses that would not be accrued on or prior to the Calculation Date; (iii) revisions to the representations, warranties and covenants contained in Akerman’s initial draft; (iv) the addition of a waiver and release by JAVELIN of the standstill provisions contained in any non-disclosure agreement entered into with any person concerning a possible transaction with JAVELIN; (v) a decrease in the threshold percentage, from 75% (as set forth in Akerman’s initial draft) to 20%, that must be exceeded with respect to an acquisition proposal from a potential acquiror before JAVELIN may determine that such acquisition proposal is reasonably likely to lead to a Superior Proposal; (vi) a decrease in the threshold percentage, from 75% (as set forth in Akerman’s initial draft) to 50%, that must be exceeded in order for an acquisition proposal by a potential acquiror to be considered a Superior Proposal; (vii) the removal of provisions requiring the payment of a break-up fee and payment of ARMOUR’s transaction expenses up to $2 million in the event the agreement is terminated in certain circumstances, and (viii) revisions to the indemnification provisions.

In the morning of February 28, 2016, the Special Committee convened a telephonic meeting at which JMP and Duane Morris were also in attendance.  At the meeting, the Special Committee and its advisors discussed outstanding issues regarding the draft merger agreement, including ARMOUR’s request that JAVELIN’s book value be reduced as of the Calculation Date by the amount of JAVELIN’s unaccrued but anticipated transaction expenses.  In addition, the Special Committee and its advisors discussed the break-up fee and expense reimbursement provisions in Akerman’s initial draft of the merger agreement.  The Special Committee noted that it was important that the agreement not include a break-up fee so as not to preclude potentially interested parties from submitting a superior bid.  The Special Committee authorized JMP to inform Lazard that the Special Committee rejected both provisions.  The Special Committee and its advisors again reviewed JAVELIN’s strategic options, including the sale or liquidation of JAVELIN and the possibility that JAVELIN may elect not to pursue either of those options.  Discussion ensued thereafter concerning the continued applicability of the “fiduciary out” provisions in the Merger Agreement as well as that the JAVELIN stockholders would have the ability to elect not to tender their shares in the Tender Offer.  The meeting concluded with the Special Committee concluding that it could accept ARMOUR’s proposal regarding a reduction in book value in respect of JAVELIN’s anticipated transaction expenses that would not be accrued on or prior to the Calculation Date.

In the afternoon of February 28, 2016, Akerman circulated a revised draft merger agreement reflecting, among other things, the following: (i) a change in the date on which the purchase price will be calculated from ten business days after the commencement of the Tender Offer to ten business days prior to the expiration of the Tender Offer; (ii) the reinsertion of the requirement that JAVELIN’s book value be reduced in respect of JAVELIN’s anticipated transaction expenses that would not be accrued on or prior to the Calculation Date, but specifying that the amount by which book value would be so reduced would be equal to $1 million (Akerman’s initial draft did not specify an amount); (iii) the removal of the section added in

Duane Morris’s previous draft regarding the waiver of standstill provisions; and (iv) an increase in the threshold percentage, from 20% (as set forth in Duane Morris’s previous draft) to 50%, that must be exceeded with respect to an acquisition proposal from a potential acquiror before the Board, acting upon the recommendation of the Special Committee, may determine that such acquisition proposal is reasonably likely to lead to a Superior Proposal.  Akerman’s February 28, 2016 draft did not include a break-up fee, but did include the re-insertion of a provision requiring JAVELIN to reimburse ARMOUR up to $2 million for expenses incurred by ARMOUR in connection with the transaction in the event JAVELIN or ARMOUR were to terminate the agreement in certain circumstances.

On February 29, 2016, the Special Committee convened a telephonic meeting at which JMP, Duane Morris and Venable were also in attendance to discuss issues concerning the draft merger agreement circulated by Akerman on February 28, 2016.  The Special Committee and its advisors discussed that the calculation of the final purchase price ten business days prior to the expiration of the tender offer period could pose risk to JAVELIN in the event the stock price were to move lower after calculation date or, alternatively, to ARMOUR in the event the stock price were to move higher after the calculation date.  The Special Committee and its advisors then engaged in extensive additional discussion regarding the timing and setting of the purchase price.  Following the discussion, the Special Committee concluded that the proposal to establish the purchase price ten business days prior to the expiration of the tender offer period was acceptable.  Finally, the Special Committee and its advisors discussed a proposed press release regarding the transactions.

On February 29, 2016, Duane Morris circulated a revised draft merger agreement reflecting, among other things, the following: (i) the reinsertion of provisions regarding JAVELIN’s waiver of the standstill provisions contained in the non-disclosure agreements; (ii) a decrease in the threshold percentage, from 50% (as set forth in Akerman’s previous draft) to 20%, that must be exceeded with respect to an acquisition proposal from a potential acquiror before the Board, acting upon the recommendation of the Special Committee, may determine that such acquisition proposal is reasonably likely to lead to a Superior Proposal; and (iii) that further discussion was necessary with respect to the reimbursement by JAVELIN of ARMOUR’s transaction expenses in the event JAVELIN or ARMOUR terminates the agreement in certain circumstances.

Duane Morris and Akerman continued discussions regarding the amount at which reimbursable transaction expenses would be capped in the event of a termination of the agreement and also discussed that the obligation of JAVELIN to purchase a six-year “tail” insurance policy for the benefit of the current and former officers and directors of JAVELIN with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred at or prior to the effective time of the Merger should be mandatory, rather than an alternative to continuing the effectiveness of JAVELIN’s existing policies.

In the morning of March 1, 2016, the Special Committee convened a telephonic meeting at which JMP, Duane Morris and Venable were also in attendance to consider, among other things, resolutions that the Merger Agreement, the Tender Offer, the Merger and the other transactions contemplated by the Merger Agreement, are advisable and in the best interests of JAVELIN and JAVELIN’s stockholders, approving the Tender Offer, the Merger and the other transactions contemplated by the Merger Agreement, recommending that the Board approve the Merger Agreement, the Tender Offer, the Merger and the other transactions contemplated by the Merger Agreement and that the Board authorize JAVELIN to enter into, execute and deliver the Merger Agreement, and recommending that the Board, subject to the Merger Agreement, recommend that the holders of Shares accept the Tender Offer and tender their Shares pursuant to the Tender Offer.  At this meeting, the Special Committee and its advisors discussed the reimbursement of ARMOUR’s transaction expenses in connection with a termination of the agreement in certain circumstances.  The Special Committee and its advisors revisited its conversation at the February 28, 2016 meeting regarding the break-up fee and expense reimbursement provision.  After further discussion, the Special Committee concluded that the expense reimbursement provision and cap of $2 million was acceptable.  Venable then reminded the Special Committee member of its duties as a member of a committee of the Board and of the Board itself under Maryland law in the context of evaluating potential acquisition transactions.  JMP reviewed with the Special Committee its financial analyses of the consideration to be paid by ARMOUR in connection with the Tender Offer and Merger, and rendered its oral opinion, which opinion was subsequently confirmed in writing delivered on March 1, 2016, to the effect that, as of that date and based on and subject to the matters stated in the opinion, the consideration to be paid by ARMOUR in the Tender Offer and Merger is fair, from a financial point of view, to JAVELIN’s stockholders.  The Special Committee then approved and adopted the resolutions of the Special Committee discussed above, among others.

In the afternoon on the same day that the Special Committee held its meeting, the Board held a special meeting via conference call at which JMP, Duane Morris and Venable were also in attendance to consider, among other things, the Special Committee’s recommendation and resolutions adopting the Merger Agreement, and approving the Tender Offer and Merger and the other transactions contemplated by the Merger Agreement.  The Special Committee described the process undertaken by the Special Committee and its advisors and provided an update on events that occurred since the last meeting of the Board.  Venable discussed the duties of the members of the Board under Maryland law in the context of evaluating potential acquisition transactions.  Duane Morris summarized the Merger Agreement and the other transactions contemplated by the Merger Agreement.  JMP reviewed with the Board its financial analyses of the consideration to be paid by ARMOUR in connection with the Tender Offer and Merger, and described to the Board its opinion, dated March 1, 2016, to the effect that, as of that date and based on and subject to the matters stated in the opinion, the consideration to be paid by ARMOUR in the Tender Offer and Merger is fair, from a financial point of view, to the JAVELIN stockholders.  The members of the Board asked questions of the Special Committee and its advisors.  The meeting concluded with the approval and adoption of resolutions of the Board determining that the Merger Agreement, the Tender Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of JAVELIN and its stockholders, approving the Merger Agreement, the Tender Offer, the Merger and the other transactions contemplated by the Merger Agreement, and recommending that the JAVELIN stockholders accept the Tender Offer and tender their shares pursuant to the Tender Offer.  The Board also adopted resolutions amending the Bylaws of JAVELIN, adding a provision requiring that, unless waived by the Board, certain actions relating to the internal affairs of JAVELIN be undertaken solely in the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.

On March 1, 2016, the board of directors of ARMOUR held a special meeting to consider resolutions adopting the Merger Agreement, and approving the Tender Offer and Merger and the other transactions contemplated by the Merger Agreement.  Also, at this meeting, Lazard reviewed with the board of directors of ARMOUR its financial analyses of the consideration to be paid by ARMOUR in connection with the Tender Offer and Merger, and rendered to the board of directors of ARMOUR its oral opinion, subsequently confirmed in writing, that, as of March 1, 2016, and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its opinion, the consideration to be paid by ARMOUR in the Tender Offer and Merger was fair, from a financial point of view, to ARMOUR.  The meeting concluded with the passing of resolutions of the board of directors of ARMOUR adopting the merger agreement, and approving the Merger and Tender Offer and the other transactions contemplated by the Merger Agreement.

Following the meetings, on March 1, 2016, ARMOUR, Acquisition and JAVELIN signed the Merger Agreement.  On the following morning of March 2, 2016, the parties issued a joint press release announcing the execution of the Merger Agreement.

2.

Purposes of the Tender Offer and the Merger; Plans for JAVELIN after the Merger

Purposes of the Tender Offer and the Merger. The purpose of the Tender Offer and the Merger is to enable ARMOUR to become the sole owner of JAVELIN. ARMOUR has the right to invest in non-agency securities and other related mortgage assets, subject to the investment oversight by ACM and the ARMOUR Board. ARMOUR believes it is important to its business that it begin making investments in non-agency securities. JAVELIN currently invests a substantial portion of its portfolio in non-agency securities. ARMOUR believes that it will be beneficial to acquire JAVELIN as its means of entering the non-agency sector. ARMOUR also believes that it is important to continue to invest in agency securities. JAVELIN’s portfolio of agency securities is suitable for ARMOUR.  Because JAVELIN provides an attractively priced investment opportunity, ARMOUR believes that the Tender Offer and Merger accomplishes both of these objectives in a way that will be beneficial to ARMOUR and its stockholders.

Plans for JAVELIN. If we are successful in our effort to complete the Tender Offer and the Merger, after the Merger, JAVELIN will be wholly-owned by ARMOUR. It is likely that ARMOUR will conduct its activities related to non-agency securities wholly or primarily through JAVELIN. However, ARMOUR is not committed to doing that, and has the right to conduct activities related to non-agency securities directly or through subsidiaries other than JAVELIN.

It is likely that if ARMOUR becomes the sole owner of JAVELIN, it will no longer base the dividends that JAVELIN declares primarily on the need for JAVELIN to qualify as a real estate investment trust under Section 856 of the Internal Revenue Code of 1986, as amended, and any decisions with regard to indebtedness or capitalization of JAVELIN will be based in part on the financial resources of ARMOUR and its subsidiaries as a whole. As a result of the Merger, or possibly even before the Merger, the listing of JAVELIN's Common Stock on the NYSE will be terminated, as will the registration of the Common Stock under Section 12 of the Exchange Act without causing JAVELIN to become required to file reports with the SEC under Section 15(d) of the Exchange Act.

Following the Tender Offer and Merger, the JAVELIN executive officers will be Scott J. Ulm, Chairman, Co-Chief Executive Officer and President, Jeffrey J. Zimmer, Co-Chief Executive Officer, and James R. Mountain, Chief Financial Officer, Treasurer and Secretary, and JAVELIN’s Board will consists of the following three (3) directors:  Scott J. Ulm, Jeffrey J. Zimmer and James R. Mountain.

3.

Recommendation by JAVELIN's Board of Directors and its Special Committee

Because eight of the members of JAVELIN's Board of Directors are directors of ARMOUR and certain of such directors are also executive officers of ARMOUR and employees of ACM, promptly after ARMOUR proposed to the Board a transaction by which ARMOUR would acquire all the shares of JAVELIN Common Stock, the Board appointed a Special Committee consisting of the director who is not employed by or otherwise affiliated with ARMOUR, ACM, or any of their respective subsidiaries. This Special Committee was given the power, among other things, to participate in and direct the negotiation of the terms and conditions of a sale of JAVELIN or its portfolio or a merger or other business combination, to solicit expressions of interest or proposals for a potential transaction of that type, to determine whether any potential transaction is fair and reasonable to JAVELIN, to consider possible alternative transactions or alternative structures for potential transactions, to reject or approve any potential transaction and to take any actions it might deem to be appropriate in connection with anti-takeover provisions. The Special Committee engaged Duane Morris as its legal advisor, Venable as special Maryland counsel and JMP as its financial advisor. All negotiations relating to the Merger Agreement and the transactions that are the subject of the Merger Agreement were conducted on behalf of JAVELIN by the Special Committee or its advisors.

After the terms of the Merger Agreement had been finalized, the Special Committee recommended that JAVELIN's Board of Directors approve the Merger Agreement and the transactions contemplated by it, including the Tender Offer and the Merger, and that the Board recommend that the stockholders of JAVELIN accept the Tender Offer.

The Board, acting upon that recommendation of the Special Committee, unanimously (i) determined that the Merger Agreement and the transactions contemplated by it are advisable and in the best interests of JAVELIN and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated by it, including the Tender Offer and the Merger, and (iii) determined to recommend that JAVELIN's stockholders tender their shares of Common Stock in response to the Tender Offer, in each case subject to the terms and conditions provided for in the Merger Agreement.

4.

Position of ARMOUR regarding Fairness of the Tender Offer and the Merger to JAVELIN Stockholders

ARMOUR's principal interest in the Tender Offer and the Merger is to acquire 100% ownership of JAVELIN on terms that make it in ARMOUR's best interest to do so.  The views of the Special Committee and JAVELIN's Board of Directors about the Tender Offer will be set forth in a Schedule 14D-9 that JAVELIN will file with the SEC and distribute to JAVELIN's stockholders.  However, the board of directors of ARMOUR believes the transactions contemplated by the Merger Agreement (i.e., the Tender Offer and the Merger) are fair to JAVELIN's stockholders.  The beliefs of ARMOUR regarding fairness of the Tender Offer also are the beliefs of Acquisition.  The principal reason for this belief is that based on the estimated BVPS of $8.28 as of the date of this Offer to Purchase, the estimated Tender Offer Price of $7.21 per share would result in:

•

A 20% premium over the last reported sale price of JAVELIN Common Stock on March 1, 2016 (the last trading day before the public announcement of ARMOUR's proposal to acquire the JAVELIN shares at the Tender Offer Price;

•

A 25% premium over the weighted average trading price of JAVELIN shares during the thirty trading days ended on March 1, 2016; and

•

An 11% premium over ARMOUR’s estimate of JAVELIN’s liquidation value, which is less than 80% of book value based on anticipated costs to terminate financing, hedging and management agreements, expenses of winding down operations and losses on an immediate liquidation of assets.  ARMOUR also believes that a liquidation in the face of current market volatility would pose substantial risks to JAVELIN stockholders’ ability to realize this amount.

Other reasons ARMOUR believes the transactions contemplated by the Merger Agreement are fair to JAVELIN stockholders include:

•

In order to maximize value to JAVELIN's stockholders, before entering into the Merger Agreement the Special Committee instructed JMP to perform a market check process through soliciting indications of interest from prospective buyers with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving JAVELIN, or a tender offer for greater than (50%) percent of the total number of shares of Common Stock or a majority or more of its and its subsidiaries' assets on a consolidated basis.  That market check expired, and insofar as we or ARMOUR is aware, that effort has not resulted in a proposal for a transaction that the Special Committee determined would be more beneficial to the holders of JAVELIN's Common Stock than the Tender Offer and the Merger, taking into account all material legal, financial and regulatory aspects of the proposed transaction (including the consideration per share to be received by JAVELIN's stockholders).

•

Because JAVELIN is a real estate investment trust (a “REIT”), it is required to distribute to its stockholders each year at least 90% of its REIT taxable income.  This requirement limits JAVELIN's ability to grow its capital base through retained earnings.  Therefore, the only way JAVELIN can expand significantly is by borrowing or by issuing additional equity, which is governed by market conditions and other external factors. Under current market conditions, equity issuances would significantly dilute current stockholders. These conditions can limit JAVELIN's ability to take advantage of investment opportunities and may prevent the market price of JAVELIN's Common Stock from reflecting significant possible benefits of potential growth.  If ARMOUR owns 100% of JAVELIN, ARMOUR can directly infuse capital into JAVELIN, and therefore enable it to take advantage of a wider range of investment opportunities.

•

ARMOUR would like to be able to integrate JAVELIN's asset capabilities fully into ARMOUR's operations.  This is another factor that led ARMOUR to offer a premium above the market value of JAVELIN's Common Stock.

Accordingly, the Tender Offer Price we will pay for JAVELIN shares we purchase through the Tender Offer exceeds (a) the last reported sale price of JAVELIN Common Stock on March 1, 2016 (the last trading day before the public announcement of ARMOUR's proposal to acquire the JAVELIN shares for the Tender Offer Price), (b) the weighted average trading price of JAVELIN shares during the thirty trading days ended on March 1, 2016 and (c) ARMOUR’s estimate of JAVELIN’s liquidation value. ARMOUR and we did not give material weight to the historical prices of JAVELIN's Common Stock in analyzing the fairness of the Tender Offer to unaffiliated stockholders of JAVELIN, because the price of JAVELIN Common Stock is significantly affected by the dividends it pays (which totaled $1.80 per share in 2014 and $1.17 per share in 2015) and the effect of those dividends in reducing the net book value of JAVELIN.  However, ARMOUR and we were aware that the Tender Offer Price exceeded the highest price at which JAVELIN Common Stock had traded since the first quarter of 2015.

ARMOUR and we believe the terms of the Tender Offer, the process by which the Merger Agreement was negotiated and the manner in which the transactions contemplated by the Merger Agreement are to be carried out are substantively and procedurally fair to the JAVELIN stockholders.  The reasons for that belief include:

•

We will not purchase any of the shares that are tendered, and there will be no Merger, unless the number of shares that are properly tendered and not withdrawn by the Expiration Time greater than fifty percent (50%) of the total number of outstanding shares of Common Stock which are not owned immediately before the Expiration Time by ARMOUR, or any of its subsidiaries, or any officers or directors of ARMOUR, or JAVELIN.  Therefore, we will not be purchasing JAVELIN stock as a result of the Tender Offer, and there will be no Merger, unless holders of greater than fifty percent (50%) of the JAVELIN stockholders, subject to the above, tender their shares in response to the Tender Offer.

•

The JAVELIN Board of Directors formed a Special Committee consisting of the JAVELIN director who is not employed by or otherwise affiliated with ARMOUR, ACM or any of their respective subsidiaries to, among other things, evaluate and negotiate the transaction ARMOUR proposed.  That Special Committee engaged JMP to act as its financial advisor.  JMP rendered an opinion to the Special Committee that, as of the date of its opinion (March 1, 2016), and based upon and subject to assumptions, procedures, factors, qualifications and limitations set forth in the letter containing that opinion, the Tender Offer Price to be paid to holders of Common Stock was fair, from a financial point of view, to such holders.  The Schedule 14D-9 to be filed by JAVELIN will contain a detailed discussion of the procedures and analyses performed by JMP in reaching its opinion and the full text of JMP's opinion letter will be attached to the Schedule 14D-9.

•

The Merger Agreement and the transactions contemplated by it were unanimously approved by JAVELIN's Board of Directors based upon a recommendation of the Special Committee, which consists entirely of the JAVELIN director who is not employed by or otherwise affiliated with ARMOUR or ACM or any of their respective subsidiaries.

5.

Effects of the Tender Offer and the Merger

If the Tender Offer and the Merger are completed, ARMOUR will become the sole owner of JAVELIN, and the holders of all the JAVELIN Common Stock will receive a cash payment equal to the price that is paid for shares that we purchase through the Tender Offer.  In that case, ARMOUR will own 100% of the stock of JAVELIN.  If ARMOUR becomes the sole stockholder of JAVELIN, JAVELIN will save the annual costs of preparing and making filings with the SEC.  During 2015, the cost of those filings totaled approximately $1.5 million and it is anticipated that if JAVELIN continued to have publicly traded equity securities, it would incur similar costs in future years.  Also, JAVELIN will no longer be required to have independent directors or to have its own audit committee, compensation committee or nominating and corporate governance committee.  During 2015, the cash compensation to the non-executive directors totaled $532,000 and the independent directors received shares of Common Stock that had a total value of $169,000. No additional compensation is payable to the Special Committee. If the Merger takes place, ARMOUR will benefit from the assets, revenues, profits or growth of JAVELIN, and the pre-merger JAVELIN stockholders will not benefit from any revenues, profits or growth JAVELIN may enjoy, including revenues and profits with regard to assets that JAVELIN owns at the time of the Merger.

6.

Summary of the Merger Agreement and Other Agreements

Merger Agreement

The following description of the Merger Agreement is intended to provide a summary of the important provisions of the Merger Agreement.  However, it is not complete, and we urge holders of JAVELIN Common Stock to read the entire Merger Agreement for a full understanding of its terms.  The Merger Agreement was filed with the SEC by both ARMOUR and JAVELIN as exhibits to the Current Reports on Form 8-K dated March 2, 2016.  Those filings are available on the SEC's website, www.sec.gov.

The Merger Agreement contains representations and warranties and covenants by the parties.  The representations and warranties were made solely for the benefit of the parties, and may have assumed knowledge by the parties of facts that are not included in the representations and warranties or may have been made for the purpose of allocating between the parties the risk that certain conditions will not exist.  They were not made for the purpose of providing information about JAVELIN, ARMOUR or Acquisition to holders of JAVELIN Common Stock or any other persons other than the parties to the Merger Agreement.  Nobody other than the parties to the Merger Agreement has any right to rely upon the representations and warranties in the Merger Agreement.  Similarly, the covenants made by the parties in the Merger Agreement are solely for the benefit of the other parties to it, and the parties have the right to waive some or most of the covenants in the Merger Agreement.  Therefore, no holder of JAVELIN Common Stock should rely on the fact that the parties to the Merger Agreement will be required to fulfill all the covenants they have made.

Overview of the Merger Agreement.

The Merger Agreement contemplates that ARMOUR will become the owner of all the shares of JAVELIN through (a) the Tender Offer followed by (b) the Merger pursuant to Section 3-106.1 of the MGCL.  If the shares of Common Stock that are properly tendered in response to the Tender Offer and not withdrawn (the “Tendered Shares”) are greater than fifty percent (50%) of the total number of outstanding shares of Common Stock which are not owned immediately before the Expiration Date by ARMOUR, any of its subsidiaries, or any officers or directors of ARMOUR, or JAVELIN, the Tendered Shares are purchased by Acquisition and the other conditions to the Merger set forth in the Merger Agreement are satisfied or waived.  Acquisition, ARMOUR and JAVELIN each will be required to take all steps in its power to cause Acquisition to be merged into JAVELIN in a transaction in which ARMOUR will become the owner of all the shares of JAVELIN and the persons who were stockholders of JAVELIN immediately before the Merger becomes effective will receive the same amount of cash per share that is paid for shares that are tendered in response to the Tender Offer.

The Tender Offer.

If the Merger Agreement has not been terminated, and nothing has occurred and is continuing that would permit Acquisition not to purchase the shares of Common Stock that are tendered in response to the Tender Offer, as promptly as reasonably practicable (or by such other date as the parties may mutually agree in writing), but in no event later than 10 business days following the date of the Merger Agreement, Acquisition is required to commence the Tender Offer.  In the Tender Offer, Acquisition is required to Offer to Purchase any or all of the outstanding Common Stock for cash for a per share price equal to an amount in cash per share equal to 87% of the book value per share of the Common Stock (“BVPS”), as of 5:00 P.M.  New York City time on the date that is ten (10) business days prior to the expiration of the Tender Offer, which we currently anticipate to be March 18, 2016 (the “Calculation Date”), subject to any required withholding taxes (the “Tender Offer Price”), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal that accompanies this Offer to Purchase.  BVPS shall be calculated by JAVELIN, subject to the review and approval of the Special Committee, using the following data: (i) the market value of JAVELIN's agency securities and derivatives, (ii) the appraised value of JAVELIN's non-agency securities as of the Calculation Date or the most recent prior date as of which such value can be determined, (iii) cash balances in JAVELIN's bank accounts as of the Calculation Date, (iv) JAVELIN's repurchase agreement balances and interest payable to repurchase counterparties as of the Calculation Date, and (v) any other tangible assets or liabilities determined in accordance with generally accepted accounting principles, consistently applied (“GAAP”), including accruals, as of the Calculation Date, less $1.0 million in respect of JAVELIN's expenses related to the Tender Offer.  Estimates of the Tender Offer Price and BVPS will be calculated as of 5:00 P.M., New York City time commencing on the date of this Offer to Purchase and on every business day thereafter until the Calculation Date and posted to JAVELIN's website, www.javelinreit.com, as soon as reasonably practicable.  As of March 4, 2016, the business day prior to the date of this Offer to Purchase, the estimated Tender Offer Price was $7.21 per share based upon estimated BVPS of $8.28.  The calculations of estimated Tender Offer Price and BVPS will be floating between March 4, 2016 and the Calculation Date and could vary significantly.

Unless the Tender Offer is extended as required or permitted by the Merger Agreement, it will expire on a day selected by Acquisition that is not earlier than the 20th business day, nor later than the 75th day, after the day on which the Tender Offer is commenced.  Under some circumstances, Acquisition is required or permitted to extend the Tender Offer.  They include (i) if there are conditions to the Tender Offer that are not satisfied or waived by the scheduled Expiration Time, Acquisition must extend the Tender Offer for one or more successive periods of up to 10 business days each in order to permit those conditions to be satisfied, but it will not be required (but will be permitted) to extend the Tender Offer for more than three successive periods of 10 business days each, but not past September 30, 2016 or such earlier date as the Merger Agreement is terminated, (ii) if Acquisition increases the Tender Offer Price or modifies the Tender Offer in any other way, it may extend the Tender Offer until 10 business days after it announces the modification, (iii) if anybody other than Acquisition makes a Tender Offer for the Common Stock before the Tender Offer expires, Acquisition may extend the Tender Offer until not later than 10 business days after the other Tender Offer expires, (iv) if the Special Committee determines to terminate the Merger Agreement in order to enable JAVELIN to carry out a transaction that the Special Committee determines to be superior to the transactions contemplated by the Merger Agreement, Acquisition may extend the Tender Offer until not later than 10 business days after any right of ARMOUR to improve the terms of the transactions contemplated by the Merger Agreement terminate, and (v) if Acquisition is prevented by an order of a court or other governmental agency from accepting shares that are tendered in response to the Tender Offer, Acquisition may extend the Tender Offer until 10 business days after it is able to accept the tendered shares without violating any order of a court or other governmental agency.  See “The Tender Offer—Section 2.  Expiration and Extension of the Tender Offer” for more detailed information about the circumstances under which Acquisition is required or permitted to extend the Tender Offer.

Conditions to the Tender Offer.

Acquisition's obligation to purchase and pay for the shares of Common Stock that are tendered in response to the Tender Offer is subject to a number of conditions, that are described under “The Tender Offer—Section 12.  Conditions to the Tender Offer.” ARMOUR will have the right to waive all these conditions, except that none of ARMOUR, Acquisition or JAVELIN can waive the Minimum Condition.

The Merger.

If greater than fifty percent (50%) of the total number of outstanding shares of Common Stock which are not owned immediately before the Expiration Time by ARMOUR, any of its subsidiaries or any officers or directors of ARMOUR, or JAVELIN are validly tendered in response to the Tender Offer and not withdrawn, and Acquisition purchases those shares of Common Stock, the Minimum Condition will be met and Acquisition, ARMOUR, and JAVELIN each will be required to take all steps to cause Acquisition to be merged into JAVELIN, which will be the surviving corporation of the Merger.  At the date and time that the Merger becomes effective (the “Effective Time”), (i) each share of Common Stock issued and outstanding immediately before the Effective Time will be converted into and become the right to receive a sum in cash per share (the “Merger Price”) equal to the Tender Offer Price, and (ii) each share of stock of Acquisition issued and outstanding immediately before the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.  Therefore, immediately after the Merger, ARMOUR will own all the outstanding stock of JAVELIN.

If, after Acquisition purchases the shares of Common Stock which are tendered in response to the Tender Offer, Acquisition and ARMOUR together own greater than fifty percent (50%) of the total number of outstanding shares of Common Stock, Acquisition and ARMOUR will cause the Merger to be effective as promptly as practicable without a vote of the JAVELIN stockholders, as permitted by Section 3-106.1 of the Maryland General Corporation Law.

If Acquisition purchases the shares of Common Stock that are tendered in response to the Tender Offer, there will be virtually no conditions under which Acquisition will not be required to carry out the Merger.  The only conditions to its obligation to complete the Merger will be that no order will have been entered by a court or governmental authority and be in force that invalidates the Merger Agreement or restrains ARMOUR or Acquisition from completing the Merger.

Representations and Warranties.

In the Merger Agreement, JAVELIN makes customary representations and warranties with respect to corporate organization and power, capitalization, authorization of the Tender Offer and the Merger, no violations of law, consents and approvals, legal proceedings and brokers' fees.

Among other things, JAVELIN represents and warrants that (a) the Special Committee received and considered an opinion of JMP that the Tender Offer and the Merger will be fair from a financial point of view to JAVELIN's stockholders, (b) the Special Committee recommended that JAVELIN's Board of Directors approve the Merger Agreement and the transactions contemplated by it, including the Tender Offer and the Merger, and that JAVELIN's stockholders accept the Tender Offer, and (c) JAVELIN's Board, acting upon that recommendation of the Special Committee, unanimously (i) determined that the Merger Agreement and the transactions contemplated by it are fair to and in the best interests of JAVELIN and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated by it, and declared that both the Tender Offer and the Merger are advisable, and (iii) determined to recommend that the JAVELIN stockholders tender their shares in response to the Tender Offer.

JAVELIN also represents and warrants that (a) neither the Tender Offer nor the Merger is subject to, or will be affected by, the restrictions on business combinations contained in the MGCL and no other takeover or anti-takeover statute or similar federal or state law is applicable to the Merger Agreement, the Tender Offer or the Merger and, (b) JAVELIN does not have a “poison pill” or similar rights agreement.

JAVELIN also makes representations and warranties regarding the accuracy of its SEC filings, including the financial statements included in them, absence of undisclosed liabilities, the conduct of its business in the ordinary course and certain tax related matters.  Further, the Merger Agreement expressly states that even if JAVELIN's representations and warranties are not correct and complete in all respects, neither Acquisition nor ARMOUR will be entitled to any damages because of that.  Their sole remedy because one or more representations and warranties are not correct and complete in all material respects will be for ARMOUR to terminate the Merger Agreement.

Activities of JAVELIN prior to the Merger.

The Merger Agreement contains customary provisions requiring JAVELIN to conduct its activities in the ordinary course and requires JAVELIN to conduct those activities in a manner consistent with the investment strategies and other strategies that were in place as of the date of the Merger Agreement and as necessary to maintain its qualification as a REIT.  JAVELIN is required to instruct ACM to manage JAVELIN so that JAVELIN and each of its subsidiaries will, except with the written consent of ARMOUR, as required by applicable law or government authority or as required or expressly contemplated by, or necessary to effect the transactions contemplated by the Merger Agreement, conduct its activities in that manner, and ARMOUR is required to, except as otherwise instructed in writing by the Special Committee, cause ACM to do all things in its power to cause JAVELIN to fulfill its obligations with regard to the conduct of its activities and to fulfill its other obligations under the Merger Agreement.  The Merger Agreement also requires ARMOUR to cause ACM, to the extent it is reasonably able to do so, to follow all instructions of the Board, acting upon the recommendation of the Special Committee that ACM cause JAVELIN to take actions or not take actions between the date of the Merger Agreement and the time the Tender Offer expires.

Efforts to Fulfill Conditions.

Each of the parties agrees to use reasonable best efforts to do all things that are necessary, proper or advisable under applicable law to fulfill all conditions applicable to that party and to consummate the transactions contemplated by the Merger Agreement, including using their respective reasonable best efforts to obtain all necessary consents and to resolve any objections that may be asserted by any governmental authority, and to cause the Expiration Time of the Tender Offer and the Effective Time of the Merger to occur as promptly as practicable, including by defending against lawsuits, actions or proceedings, provided that none of ARMOUR, Acquisition or JAVELIN (unless ARMOUR agrees to reimburse JAVELIN) will be required voluntarily to incur or increase any financial obligation in order to resolve lawsuits, actions or proceedings.

Solicitation of Other Proposals.

During a marketing period that began on February 1, 2016 and ended on March 1, 2016, the Special Committee was, with the assistance of investment bankers and other advisers, actively seeking proposals (“Acquisition Proposals”) with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving JAVELIN, or a purchase of or Tender Offer for greater than fifty percent (50%) of the total number of outstanding shares of Common Stock or a majority or more of the assets of JAVELIN and its subsidiaries on a consolidated basis (“Acquisition Transactions”).  During the marketing period, JAVELIN provided non-public information about JAVELIN and its subsidiaries to prospective acquirers, subject to confidentiality agreements.

From the date of the Merger Agreement until such, if any, time as the Merger Agreement terminates without Acquisition's purchasing the Common Stock that is properly tendered in response to the Tender Offer and not withdrawn (the time from which the parties enter into the Agreement until such time as the Merger Agreement terminates without Acquisition purchasing the Common Stock that is properly tendered in response to the Tender Offer and not withdrawn, the

“Exclusive Period”), neither JAVELIN nor anyone acting with its authorization will be permitted to initiate, solicit, knowingly encourage or otherwise knowingly facilitate (by making available non-public information or otherwise) any Acquisition Proposal or any inquiry with respect to a possible Acquisition Transaction, or to enter into an agreement with anyone other than ARMOUR or Acquisition regarding an Acquisition Transaction.  However, JAVELIN is permitted, to engage in discussions and negotiations regarding a possible Acquisition Transaction with a prospective acquirer in response to an Acquisition Proposal which JAVELIN received without breaching in whole or in part the above referenced non-solicitation obligations, and which the Special Committee determines after consultation with its legal advisors and independent financial advisor would result (if consummated in accordance with its terms) in, or is reasonably likely to lead to, a Superior Proposal.

If the Board, the Special Committee or JAVELIN receives an Acquisition Proposal or a request for non-public information or an indication that a prospective acquirer intends to make an Acquisition Proposal, as promptly as practicable, and in any event within one business day after the Special Committee receives the Acquisition proposal or request for non-public information relating to JAVELIN that would reasonably be expected to lead to an Acquisition Proposal, JAVELIN must inform ARMOUR about the Acquisition Proposal or request, including the identity of the person who made or intends to make an Acquisition Proposal and a reasonably detailed description of the nature and proposed terms of the Acquisition Proposal (including the proposed purchase consideration) and JAVELIN must promptly provide ARMOUR with any additional material information the Special Committee or JAVELIN obtains regarding the Acquisition Proposal.

Termination.

The Merger Agreement may be terminated at any time before the Merger is effective under the following circumstances:

•

By mutual consent of JAVELIN and ARMOUR.

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By JAVELIN before (but not after) Acquisition accepts Common Stock that is tendered in response to the Tender Offer if ARMOUR or Acquisition has breached in a material respect any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of a condition to Acquisition's obligation to purchase the shares that are tendered in response to the Tender Offer, and (ii) has not been waived by JAVELIN or cured by ARMOUR or Acquisition within 15 business days after notice from JAVELIN or is incapable of being cured on or before September 30, 2016.

•

By JAVELIN after Acquisition accepts for purchase Common Stock that is tendered in response to the Tender Offer but before the Effective Time of the Merger, as to the Merger but not the Tender Offer (and without affecting any obligation of Acquisition to purchase, or any purchase by Acquisition of, Common Stock that is tendered in response to the Tender Offer), if an order is entered by a court or other governmental authority which restrains or otherwise prevents JAVELIN or Acquisition from completing the Merger and, despite efforts by JAVELIN to cause that order to be dissolved or modified in a way that would permit the Merger take place, the Merger does not take place within 120 days after the Expiration Date of the Tender Offer.

•

By ARMOUR before (but not after) Acquisition accepts for purchase Common Stock that is tendered in response to the Tender Offer if JAVELIN has breached in a material respect any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to failure of a condition to Acquisition's obligation to purchase the shares that are tendered in response to the Tender Offer, and (ii) has not been waived by ARMOUR or cured by JAVELIN within 15 business days after notice from ARMOUR or is incapable of being cured on or before September 30, 2016 (provided that the breach or inaccuracy was not known, or reasonably should have been known, to ARMOUR or any of its subsidiaries (including ACM) on or prior to the date of the Merger Agreement).

•

By ARMOUR after Acquisition accepts for purchase Common Stock that is tendered in response to the Tender Offer but before the Effective Time of the Merger, as to the Merger but not the Tender Offer (and without affecting any obligation of Acquisition to purchase, or any purchase by Acquisition of, Common Stock that is tendered in response to the Tender Offer), if an order is entered by any governmental authority which restrains or otherwise prevents JAVELIN or Acquisition from completing the Merger and, despite efforts by ARMOUR and Acquisition to cause that order to be dissolved or modified in a way that would permit the Merger to take place, the Merger does not take place within 120 days after the Expiration Date of the Tender Offer.

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By JAVELIN under the circumstances described below under “Right to Terminate in Order to Enter into Superior Transaction.”

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By ARMOUR if before Acquisition accepts for purchase Common Stock that is tendered in response to the Tender Offer, (i) the Board, acting upon the recommendation of the Special Committee, withdraws or materially modifies in a manner adverse to the Tender Offer and the Merger, or recommends that the Board withdraw or materially modify in a manner adverse to those transactions, the recommendation that stockholders of the Company tender their shares in response to the Tender Offer, or (ii) there is a public statement, for which neither ARMOUR nor any subsidiary of ARMOUR is responsible, to the effect that the Board, acting upon the recommendation of the Special Committee, intends to withdraw its recommendation or modify it in a manner adverse to the Tender Offer and the Merger and, if requested by ARMOUR, JAVELIN does not within three full business days after the date of the request, with the approval of the Board, acting upon the recommendation of the Special Committee, issue and file with the SEC a public statement denying that that is the case.

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By either JAVELIN or ARMOUR if the Expiration Date of the Tender Offer has not occurred by September 30, 2016 and the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in a manner that proximately causes or results in the failure of the Tender Offer to be consummated by that date.

Right to Terminate in Order to Enter into Superior Transaction.

JAVELIN will have the right to terminate the Merger Agreement if, before the Expiration Date of the Tender Offer:

1.

JAVELIN receives an Acquisition Proposal to acquire 20% or more of the stock or assets of JAVELIN, or a potential acquirer commences a cash Tender Offer or an exchange Tender Offer for 20% or more of JAVELIN's outstanding common stock (other than any already owned by the potential acquirer);

2.

The Board, acting upon the recommendation of the Special Committee, determines that that the Acquisition Proposal or the Tender Offer or exchange Tender Offer is or is reasonably likely to lead to a Superior Proposal and resolves to accept the Superior Proposal, or to recommend that stockholders tender their shares in response to the Superior Proposal, unless Acquisition will increase the Tender Offer Price and the Merger Price to an amount per share of Common Stock equal to the value per share of Common Stock of the consideration the Company's stockholders would receive as a result of the Superior Proposal;

3.

JAVELIN gives ARMOUR and Acquisition at least three business days' prior notice that (a) it has received a Superior Proposal (including the value per share of Common Stock of the consideration the JAVELIN stockholders would receive as a result of the Superior Proposal, valuing non-cash consideration at its fair value as determined by the Board after consultation with the Special Committee), and (b) that unless Acquisition will increase the Tender Offer Price and the Merger Price to an amount per share equal to the value per share of Common Stock of the consideration JAVELIN's stockholders would receive as a result of the Superior Proposal, as set forth in the notice, the Merger Agreement will terminate; and

4.

Acquisition has failed to give an irrevocable notice within the three full business day period that it will increase the Tender Offer Price and the Merger Price to a price that is an amount per share equal to the value per share of Common Stock of the consideration JAVELIN's stockholders would receive as a result of the Superior Proposal, as set forth in the notice from JAVELIN.

If JAVELIN notifies ARMOUR that JAVELIN has received an Acquisition Proposal that the Board, acting upon the recommendation of the Special Committee, determines to be a Superior Proposal and Acquisition increases the Tender Offer Price and the Merger Price to a price that is an amount per share equal to the value per share of Common Stock of the consideration JAVELIN's stockholders would receive as a result of the transaction the Special Committee had determined to be a Superior Proposal, as set forth in the notice, but JAVELIN then receives a subsequent Acquisition Proposal that the Board, acting upon the recommendation of the Special Committee, deems to be a Superior Proposal even taking account of the increase in the Tender Offer Price, JAVELIN will have the right to terminate the Merger Agreement if, before the Expiration Date of the Tender Offer:

1.

JAVELIN gives ARMOUR and Acquisition at least two business days' prior notice that it has received a subsequent Superior Proposal (including the value per share of Common Stock of the consideration the JAVELIN stockholders would receive as a result of the subsequent Superior Proposal, valuing non-cash consideration at its fair value as determined by the Board, acting upon the recommendation of the Special Committee after consultation with its financial advisers).

2.

If ARMOUR asks the Special Committee to do so, the Special Committee discusses with ARMOUR, during the two business days following the day on which JAVELIN gives the notice, modifying the Tender Offer Price or other terms of the Merger Agreement to make the transactions contemplated by it as favorable to the holders of JAVELIN's Common Stock as the subsequent Superior Proposal, but at the conclusion of those discussions the Special Committee determines that the subsequent Superior Proposal or tender or exchange offer continues to be more favorable to the holders of JAVELIN's Common Stock than the transactions contemplated by the Merger Agreement as ARMOUR has offered to modify them.

For the purposes of these termination provisions, an Acquisition Proposal, Tender Offer or exchange Tender Offer would be a Superior Proposal if (i) it relates to greater than 50% of JAVELIN stock or assets, and (ii) the Board, acting upon the recommendation of the Special Committee, determines after consultation with its legal advisors and independent financial advisor, is reasonably likely to be consummated in accordance with its terms and would result in a transaction more favorable to JAVELIN's Common Stockholders than the Tender Offer and the Merger, taking into account all material legal, financial and regulatory aspects of the proposal (including the consideration per share to be received by JAVELIN's stockholders).

Reimbursement of ARMOUR's Expenses

JAVELIN will be required to reimburse ARMOUR’s documented out-of-pocket expenses, up to $2.0 million, if (1) JAVELIN terminates the Merger Agreement in connection with a Superior Proposal, or (2) if ARMOUR terminates the Merger Agreement, solely in the event the Tender Offer is commenced and a majority of shares are not tendered as described above, and (i) the Board, acting upon the recommendation of the Special Committee, withdraws or materially modifies in a manner adverse to the Tender Offer and Merger, or recommends that the Board withdraw or materially modify in a manner adverse to the Tender Offer and Merger, the recommendation that the stockholders of JAVELIN tender their shares in response to the Tender Offer, or (ii) if there is a public statement, for which neither ARMOUR, any subsidiary of ARMOUR or anyone acting on their behalf is responsible, to the effect that the Board, acting upon the recommendation of the Special Committee, intends to withdraw its recommendation or modify it in a manner adverse to the tender offer and Merger and, if requested by ARMOUR, JAVELIN does not within three full business days after the date of the request, with the approval of the Board, acting upon the recommendation of the Special Committee, issue and file with the SEC a public statement denying that that is the case.

Indemnification of JAVELIN's Directors and Officers.

ARMOUR agrees that JAVELIN will honor for at least six years after the Effective Time of the Merger its obligation to indemnify current or former directors or officers, including, but not limited to the member of the Special Committee, of JAVELIN or its subsidiaries with respect to matters which occur at or prior to the Effective Time of the Merger.  It also agrees that JAVELIN will maintain for at least six years, with respect to occurrences prior to the Effective Time of the Merger, the directors' and officers' liability insurance policies which were in effect at the date of the Merger Agreement, to the extent it can do so at an annual cost not exceeding 350% of the annual cost of the policies that were in effect at the date of the Merger Agreement.  In any event, JAVELIN will obtain a “tail” insurance policy with a fresh, unimpaired aggregate limit of liability that will provide similar coverage for at least six years after the Effective Time of the Merger.

ARMOUR Obligation Regarding Funding of Acquisition.

ARMOUR agrees to provide to Acquisition, or arrange for Acquisition to obtain from other sources, all funds Acquisition needs to (a) pay for the Common Stock that is tendered in response to the Tender Offer and accepted by Acquisition, (b) pay the Merger Price, and (c) fulfill any other of Acquisition's obligations under the Merger Agreement.

Access to JAVELIN Books and Records.

From the date of the Merger Agreement until the Effective Time of the Merger, or until the Merger Agreement is terminated, JAVELIN and its subsidiaries must give ARMOUR and Acquisition, and their representatives (and any potential lenders or other sources of financing to ARMOUR, Acquisition or JAVELIN) reasonable access to all of their properties, books and records, and to personnel of ACM who are knowledgeable about various aspects of the business of JAVELIN and its subsidiaries, subject to confidentiality obligations of JAVELIN to third parties.  ARMOUR and Acquisition have agreed to hold in confidence all information they receive as a result of their access to the properties, books and records of JAVELIN and its subsidiaries.

Governing law.

The Merger Agreement states that it is governed by, and to be construed under, Maryland law.  The parties agree that any action or proceeding relating to the Merger Agreement may be brought in any state or Federal court sitting in the State of Maryland, and each of them consents to the jurisdiction in each of those courts in any such action or proceeding.

Specific Performance.

The parties agrees that any party will be entitled to obtain an order compelling specific performance of another party's obligations under the Merger Agreement.  They also agree that if specific performance is available and granted with regard to any breach of any obligation under the Merger Agreement, that specific performance will be the only remedy for that breach unless the Merger Agreement is terminated.

Agreement granting ARMOUR Waiver from 9.8% Ownership Limit with respect to JAVELIN Common Stock

As a condition to the closing of the Merger Agreement, Acquisition has required that JAVELIN grant it a waiver providing that Acquisition may own shares of capital stock of JAVELIN in excess of 9.8% in value or number of shares.

Non-disclosure Agreement between JAVELIN and ARMOUR

On February 25, 2016, JAVELIN and ARMOUR entered into a non-disclosure agreement by which ARMOUR agreed that it would not disclose any information concerning JAVELIN, whether furnished to ARMOUR or any of ARMOUR's Representatives (as defined below) before or after the date of the confidentiality agreement, together with any and all analyses or other documents prepared by ARMOUR or any of ARMOUR's directors, employees, affiliates, advisors, attorneys, accountants, consultants, representatives or lending institutions (collectively, “Representatives”) which contain or otherwise reflect such information (collectively, “Evaluation Material”).  The term “Evaluation Material” does not include information which (a) was already in ARMOUR's possession prior to the time of disclosure to ARMOUR by JAVELIN or JMP, (b) was or becomes generally available to the public other than as a result of a disclosure by ARMOUR or ARMOUR's Representatives, or (c) was or becomes available to ARMOUR on a non-confidential basis from a source other than the JAVELIN or JMP, provided that such source is not known by ARMOUR after reasonable inquiry to be bound by a confidentiality agreement with the JAVELIN, or otherwise prohibited from disclosing the information to ARMOUR.

ARMOUR also agreed not to disclose to any person either the fact that discussions or negotiations with respect to the possible transaction were taking place, including terms, conditions, facts or the status thereof, or that evaluation material had been made available to it.

The Merger Agreement, which was executed on March 1, 2016, contains confidentiality requirements relating to information ARMOUR and Acquisition received as a result of access granted to them under the Merger Agreement to properties, books, records and personnel of JAVELIN.  Those confidentiality provisions are similar to, but not identical with, those in the February 25, 2016 confidentiality agreement.

7.

No Dissenters' Rights

Holders of shares of JAVELIN Common Stock will not be entitled to dissenters' rights as a result of the Merger.  JAVELIN is a Maryland corporation, and Title 3, Subtitle 2, and in particular Section 3-202, of the Maryland General Corporation Law gives a stockholder of a corporation that is the subject of a merger the right to demand and receive the fair value of the stockholder's shares, with several exceptions.  JAVELIN satisfies the exception for shares listed on a national exchange.  In the Merger Agreement, JAVELIN represented and warranted that no holders of Common Stock have the right to demand as a result of the Merger or otherwise the fair value of their shares in accordance with Subtitle 2 of Article 3 of the Maryland General Corporation Law.

8.

Agreements Involving JAVELIN Shares

Neither ARMOUR nor we are parties to any agreements, arrangements or understandings, other than the Merger Agreement, with regard to any shares or other securities of JAVELIN.  ARMOUR is, however, subject to the provisions of JAVELIN's charter limiting the number of shares any person can own, as modified by resolutions of the JAVELIN Board enabling ARMOUR and Acquisition to acquire and own all of JAVELIN's outstanding stock through the Tender Offer and the Merger.

9.

Relationships among ARMOUR, ACM and JAVELIN

At all times since JAVELIN's initial public offering in 2012, four of the nine directors of JAVELIN and ARMOUR have been affiliated with ACM and eight of the nine directors of JAVELIN are also directors of ARMOUR.  ACM is the external manager of JAVELIN and ARMOUR. The four directors who are affiliated with ACM are Scott J. Ulm, Jeffrey J. Zimmer, Daniel C. Staton and Marc H. Bell, each of whom is also a director of JAVELIN. The four additional directors of ARMOUR who are also directors of JAVELIN are Thomas K. Guba, Robert C. Hain, John “Jack” P. Hollihan, III and Stuart J. Paperin.

Under JAVELIN's charter, no stockholder may own more than 9.8% in value or number of the outstanding shares of JAVELIN stock.  However, JAVELIN's Board of Directors can exempt a person from this limit.  As part of its approval of the Merger Agreement, JAVELIN's Board of Directors, acting in accordance with a recommendation of the Special Committee, granted a limited waiver to Acquisition to provide that Acquisition may own shares of capital stock of the Company in excess of 9.8% in value or number of shares of Common Stock.

Management Agreement between JAVELIN and ACM.

ACM manages JAVELIN's day-to-day operations, subject to the direction and oversight of the Board pursuant to a Management Agreement dated as of October 5, 2012 (as amended and restated, the “Management Agreement”).  ACM changed its name from ARMOUR Residential Management LLC and converted from a Delaware limited liability company on December 19, 2014 (the “Conversion”).  The Management Agreement runs through October 5, 2017 (the “Initial Term”) and is thereafter automatically renewed for successive one-year terms unless terminated under certain circumstances.  Either party must provide 180 days prior written notice of any such termination.  All of the executive officers of JAVELIN are also employees of ACM.  ARMOUR intends to maintain the Management Agreement with ACM after the Effective Date of the Merger.

Under the terms of the Management Agreement, ACM is responsible for costs incident to the performance of its duties, such as compensation of its employees and various overhead expenses.  ACM is responsible for the following primary roles:

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Advising us with respect to, arranging for and managing the acquisition, financing, management and disposition of, elements of our investment portfolio;

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Evaluating the duration risk and prepayment risk within the investment portfolio and arranging borrowing and hedging strategies;

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Coordinating capital raising activities;

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Advising us on the formulation and implementation of operating strategies and policies, arranging for the acquisition of assets, monitoring the performance of those assets  and providing administrative and managerial services in connection with our day-to-day operations; and

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Providing executive and administrative personnel, office space and other appropriate services required in rendering management services to us.

The Management Agreement was amended and restated on March 5, 2014 to clarify, among other things, that (i) Gross Equity Raised (as defined below), which is used to calculate ACM's compensation, excludes: (a) the value of securities repurchased by JAVELIN, and (b) dividends paid by JAVELIN to the extent that such dividends are deemed a return of capital for tax purposes; (ii) a Corporate Event (as defined below) will be deemed a termination without Cause, entitling us to a termination fee, as described below, if such a Corporate Event occurs during the Initial Term of the Management Agreement; and (iii) upon a termination of the Management Agreement by JAVELIN without Cause, the Management Agreement provides that JAVELIN shall pay us a termination fee equal to the greater of (a) the Base Management Fee (as defined below) as calculated immediately prior to the effective date of the termination of the Management Agreement for the remainder of the then current term, or (b) three times the Base Management Fee paid to us in the preceding twelve-month period before such termination, calculated as of the effective date of the termination.  On February 23, 2015, the Management Agreement was again amended and restated solely for the purpose of reflecting ACM's succession under Delaware law to ARMOUR Residential Management LLC as manager to JAVELIN, pursuant to the Conversion.

A “Corporate Event” during the Initial Term or thereafter, which gives rise to or results in a termination of the Second Amended and Restated Agreement or a material diminution of ACM's duties or aggregate compensation (other than as voluntarily agreed by ACM), shall be deemed a termination without Cause.  “Cause” means, for purposes of a termination of the Second Amended and Restated Agreement by JAVELIN without penalty or payment of a termination fee, a final determination by a court of competent jurisdiction (a) that ACM has materially breached the Management Agreement that has a material adverse effect on JAVELIN and such material breach has continued for a period of 30 days after receipt by ACM of written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period, (b) that an action taken or omitted to be taken by ACM in connection with the Second Amended and Restated Agreement constitutes willful misconduct or gross negligence that results in material harm to

JAVELIN and such willful misconduct or gross negligence has not been cured within a period of 30 days after receipt by ACM of written notice thereof specifying such willful misconduct or gross negligence and requesting that the same be remedied in such 30-day period, or (c) that an action taken or omitted to be taken by ACM in connection with the Second Amended and Restated Agreement constitutes fraud that results in material harm to JAVELIN.

For the services that ACM renders under the Management Agreement, JAVELIN pays ACM each month in arrears compensation equal to 1/12th of the sum of (a) 1.5% of the “Gross Equity Raised” (including JAVELIN's initial public offering and concurrent private placement on October 9, 2012) up to $1 billion plus (b) 1.0% of “Gross Equity Raised” in excess of $1.0 billion (the “Base Management Fee”) within one (1) Business Day after the end of such month.  In the event of a termination of the Management Agreement, the Base Management Fee shall be pro-rated based upon the number of days elapsed in such calendar month of termination prior to the effective date of such termination.  Under the Management Agreement, “Gross Equity Raised” means an amount in dollars calculated as of the date of determination that is equal to (a) the initial equity capital of JAVELIN which followed its initial public offering and the concurrent private placement, plus (b) equity capital raised in public or private issuances of JAVELIN's equity securities, including its initial public offering (calculated before underwriting fees and distribution expenses, if any are payable by us), less (c) capital returned to the stockholders of JAVELIN (which shall include (i) the purchase price of equity securities repurchased by JAVELIN, and (ii) dividends paid by JAVELIN to the extent that such dividends are deemed a return of capital for tax purposes), as adjusted to exclude (d) one-time charges pursuant to changes in GAAP and certain non-cash charges after discussion between ACM and the Board and approved by a majority of JAVELIN's board of directors.

Under the Management Agreement, JAVELIN is obligated to pay ACM a termination fee equal to the greater of (a) the Base Management Fee as calculated immediately prior to the effective date of the termination of the Management Agreement for the remainder of the then current term, or (b) three (3) times the cumulative Base Management Fees paid to us in the preceding full twelve (12) months, calculated as of the effective date of the termination of the Management Agreement, only if JAVELIN terminates the Management Agreement without “Cause” (as defined in the Management Agreement).  During the Initial Term of the Management Agreement, JAVELIN may only terminate the Management Agreement for Cause, or in connection with a Corporate Event.

Sub-Management Agreement between JAVELIN, ACM and Staton Bell Blank Check LLC

JAVELIN and ACM also entered into a sub-management agreement, dated October 5, 2012 (as amended and restated, the “Sub-Management Agreement”), with Staton Bell Blank Check LLC (“SBBC”), which is an entity controlled and primarily owned by ACM.  On February 23, 2015, the Sub-Management Management Agreement was amended and restated for the purpose of reflecting ACM's succession under Delaware law to ARMOUR Residential Management LLC as manager to JAVELIN and as the successor party to the Sub-Management Agreement, pursuant to the Conversion.  Pursuant to the Sub-Management Agreement, SBBC provides the following services to support ACM's performance of services to us under the Sub-Management Agreement, in each case upon reasonable request by ACM: (i) serving as a consultant to ACM with respect to the periodic review of our investment guidelines; (ii) identifying for ACM potential new lines of business and investment opportunities for us; (iii) identifying for and advising ACM with respect to selection of independent contractors that provide investment banking, securities brokerage, mortgage brokerage and other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services as may be required relating to our investments; (iv) advising ACM with respect to our stockholder and public relations matters; (v) advising and assisting ACM with respect to our capital structure and capital raising; and (vi) advising ACM on negotiating agreements relating to programs established by the U.S. Government.  In exchange for such services, ACM pays SBBC a monthly retainer of $115 and a sub-management fee of 25% of the net Base Management Fee earned by ACM under the Management Agreement.  The Second Amended and Restated Sub-management Agreement continues in effect until it is terminated in accordance with its terms.  SBBC is also the sub-manager of ARMOUR and provides ACM the services described above in connection with ACM's management of ARMOUR.  SBBC became substantially wholly owned by ACM, effective January 1, 2015, pursuant to the Conversion.

10.

Interests of Directors and Executive Officers in the Tender Offer and the Merger

Four of the nine directors of JAVELIN and ARMOUR are affiliated with ACM and will benefit from the continuation of the Management Agreement after the Effective Date of the Merger. The four directors are Scott J. Ulm, Jeffrey J. Zimmer, Daniel C. Staton and Marc H. Bell. Otherwise, no director or executive officer of ARMOUR has any interest in the Tender Offer or the Merger as a stockholder of JAVELIN that is different from that of any other stockholder of JAVELIN (other than ARMOUR) or has any other interest in the Tender Offer or the Merger, other than because the person is a director or officer of ARMOUR and ARMOUR has the interest in the Tender Offer and the Merger described in Section 2.  “Purposes of the Tender Offer and the Merger; Plans for JAVELIN after the Merger.” The officers of JAVELIN are compensated by ACM, not by JAVELIN. There are no agreements or understandings between JAVELIN’s executive officers and JAVELIN, ARMOUR or Acquisition concerning any compensation that is based upon or otherwise relates to the Tender Offer or Merger.

THE TENDER OFFER

1.

Terms of the Tender Offer.

JMI Acquisition Corporation (“Acquisition,”), which is a wholly-owned subsidiary of ARMOUR Residential REIT, Inc. (“ARMOUR” and, where appropriate together with Acquisition, “we,” “us” or “our”), hereby offers to purchase, on the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying form of Letter of Transmittal (which together constitute the “Tender Offer”), all the shares of common stock (“Common Stock”) of JAVELIN Mortgage Investment Corp. (“JAVELIN”), subject to the Minimum Condition, that are properly tendered and not properly withdrawn before the Expiration Time an amount in cash per share (the “Tender Offer Price”) equal to 87% of the book value per share of the Common Stock (“BVPS”), as of 5:00 P.M. New York City time on the date that is ten (10) business days prior to the expiration of the Tender Offer (the “Calculation Date”), which we currently anticipate to be March 18, 2016, subject to any required withholding taxes, on the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.  BVPS shall be calculated by JAVELIN, subject to the review and approval of the Special Committee, using the following data: (i) the market value of JAVELIN's agency securities and derivatives as of the Calculation Date, (ii) the appraised value of JAVELIN's non-agency securities as of the Calculation Date or the most recent prior date as of which such value can be determined, (iii) cash balances in JAVELIN's bank accounts as of the Calculation Date, (iv) JAVELIN's repurchase agreement balances and interest payable to repurchase counterparties as of the Calculation Date, and (v) any other tangible assets or liabilities, including accruals as of the Calculation Date, less $1.0 million in respect of JAVELIN's expenses related to the Tender Offer and the Merger not included in the above-referenced accruals.  Estimates of the Tender Offer Price and BVPS will be calculated as of 5:00 P.M., New York City time commencing on the date of this Offer to Purchase and on every business day thereafter until the Calculation Date and posted to JAVELIN's website, www.javelinreit.com, as soon as reasonably practicable.  As of March 4, 2016, the business day prior to the date of this Offer to Purchase, the estimated Tender Offer Price was $7.21 per share, based upon JAVELIN's estimated BVPS of $8.28.    The calculations of estimated Tender Offer Price and BVPS will be floating between March 4, 2016 and the Calculation Date and could vary significantly.

The term “Expiration Time” means 11:59 P.M., New York City time, on the Expiration Date.  The “Expiration Date” will be April 1, 2016, unless we extend the Tender Offer, in which case the Expiration Date will be the day on which the Tender Offer, as we extend it, expires.  We are making the Tender Offer in accordance with an Agreement and Plan of Merger dated as of March 1, 2016, among JAVELIN, ARMOUR and us (the “Merger Agreement”).  The Merger Agreement permits us to extend the Tender Offer until up to 75 days after the date of this Offer to Purchase, and under some circumstances (described under “The Tender Offer—Section 2.  Expiration and Extension of the Tender Offer”) requires or permits us to extend the Tender Offer until after that.

If, at the Expiration Time, all of the conditions to the Tender Offer have been satisfied or waived, we will accept for payment and promptly pay for all the shares of Common Stock that are properly tendered in response to the Tender Offer and not properly withdrawn by the Expiration Time.  After we accept and pay for all the shares that are properly tendered and not properly withdrawn by the Expiration Time, we will have the right, but not the obligation, to provide a subsequent Offering period, that will begin on the day after the Expiration Date and will extend for at least three business days after that (but may extend for a longer period), during which shares of Common Stock can be tendered and we will accept and pay for shares that are tendered as they are received.

We will not pay interest on the Tender Offer Price, regardless of any extension of the Tender Offer or any delay in paying for the shares of Common Stock that are tendered in response to the Tender Offer.

There is no financing condition to our obligation to accept and pay for the shares of Common Stock that are properly tendered in response to the Tender Offer and not withdrawn.  However, there are a number of conditions to our obligation to do that, including the Minimum Condition, which cannot be waived, that greater than fifty percent (50%) of the shares of Common Stock which are not owned immediately before the Expiration Time by ARMOUR, any of its subsidiaries or any officers or directors of ARMOUR, or JAVELIN be properly tendered and not withdrawn by the Expiration Time.  See “The Tender Offer—Section 11.  Conditions to the Tender Offer.”

Subject to the terms of the Merger Agreement, we may, at any time and from time to time before the Expiration Date, increase the Tender Offer Price or make any other changes to the terms and conditions of the Tender Offer, or waive any condition to the Tender Offer, except that we may not waive the Minimum Condition and we may not, without the prior written consent of JAVELIN:

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decrease the Tender Offer Price;

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decrease the number of shares we are seeking to purchase;

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change the form of consideration payable in the Tender Offer; or

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modify or add to the conditions to the Tender Offer described in “The Tender Offer—Section 11. Conditions to the Tender Offer.”

As described under “The Tender Offer—Section 2.  Expiration and Extension of the Tender Offer,” if the conditions to our obligation to accept and pay for the shares that are properly tendered and not properly withdrawn are not satisfied or (except as to the Minimum Condition) waived by the scheduled Expiration Time, we will be required to extend the Tender Offer for at least three successive periods of ten business days each, and we may extend the Tender Offer for additional successive periods of up to ten business days each, in order to make it possible for all the conditions that have not been waived to be satisfied, provided no extension of the Tender Offer will be required to extend past the earlier of (A) the termination of the Merger Agreement pursuant to Article 8 thereof, and (B) the September 30, 2016.  However, if the Minimum Condition, or any other condition that we do not waive, is not satisfied by the end of the required extensions, we will have the right to terminate the Merger Agreement without accepting or paying for any of the JAVELIN shares that are tendered.

There are no appraisal rights or similar statutory rights available to holders of Common Stock in connection with the Tender Offer.

2.

Expiration and Extension of the Tender Offer.

Unless the Tender Offer is extended, it will expire at 11:59 P.M., New York City time, on April 1, 2016.  As described under “The Tender Offer—Section 4.  Procedure for Tendering Shares,” tenders of shares of JAVELIN Common Stock must be completed by the Expiration Time, except to the extent that Guaranteed Delivery procedures are used.  However, there are a number of circumstances under which we may, or we must, extend the Tender Offer.  They are:

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we may, if we choose to do so, extend the Tender Offer on one or more occasions, but except as described below, we may not extend it beyond September 30, 2016;

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if there are conditions to the Tender Offer that are not satisfied or waived by the scheduled Expiration Time, we must extend the Tender Offer for one or more successive periods of up to 10 business days each in order to permit those conditions to be satisfied, but we will not be required (but will be permitted) to extend the Tender Offer for more than three successive periods of 10 business days each and we will not be required to extend the Tender Offer past September 30, 2016 or such earlier date as the Merger Agreement is terminated;

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if we increase the Tender Offer price or modify the Tender Offer in any other way, we may extend the Tender Offer until 10 business days after we announce the modification;

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if anybody other than us makes a Tender Offer for the Common Stock before the Tender Offer expires, we may extend the Tender Offer until not later than 10 business days after the other Tender Offer expires;

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if JAVELIN notifies us that it has received a proposal for a transaction that the Special Committee determines is superior to the transactions contemplated by the Merger Agreement, (a) the first time JAVELIN gives a notice of that type, (i) the Expiration Date will automatically be extended until the fourth business day after the day on which JAVELIN gives that notice (if it would have expired before then), (ii) we may extend the Tender Offer until not later than 10 business days after the last day on which we have the right to prevent termination of the Merger Agreement by agreeing to increase the Tender Offer Price, and (iii) if we agree to increase the Tender Offer Price to at least an amount per share equal to the value per share of what stockholders would receive as a result of the transaction with another person, we may extend the Tender Offer until 10 business days after we agree to increase the Tender Offer Price, and (b) any subsequent time JAVELIN gives a notice of that type, we may extend the Tender Offer until not later than 10 business days after the last day of a two business day period during which we may require the Special Committee to negotiate in good faith with us about possible changes to the transactions contemplated by the Merger Agreement (including the Tender Offer) to make them more favorable to JAVELIN's stockholders, and if we change the Merger Agreement in a way that leads the Special Committee to withdraw its determination that a transaction with another person is superior to the transactions contemplated by the Merger Agreement, we may extend the Tender Offer until 10 business days after the Special Committee withdraws its determination; and

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if we are prevented by an order of a court or other governmental agency from accepting shares that are tendered in response to the Tender Offer, we may extend the Tender Offer until 10 business days after we are able to accept the tendered shares without violating any order of a court or other governmental agency.

If we accept and pay for the shares that are properly tendered and not properly withdrawn by the Expiration Time, we will have the right, but not the obligation, to provide a subsequent Offering period, that will begin on the day after the Expiration Date and will extend for at least three business days after that (but may extend for a longer period) during which holders can tender JAVELIN Common Stock and we will accept and pay for additional shares that are tendered as they are received.

If we extend the Tender Offer, we will announce the extension not later than 9:00 A.M. New York City time on the day after the previously scheduled Expiration Date.  If we provide a subsequent Offering period, we will announce that not later than 9:00 A.M. New York City time on the day after the Expiration Date.

If the Merger Agreement is terminated before the Expiration Date, we will be required to terminate the Tender Offer within one business day after the Merger Agreement is terminated, without acquiring any of the shares that are tendered in response to the Tender Offer.

This Offer to Purchase and the related Letter of Transmittal are being distributed to all holders of record of shares of Common Stock on March 7, 2016.  We are also making copies available to brokers, dealers, commercial banks, trust companies, and similar persons who hold shares as nominees for transmission to beneficial owners of the shares they hold.

3.

Acceptance for Payment and Payment for Shares.

On the terms, but subject to the conditions, of the Tender Offer (including, if the Tender Offer is extended or amended, the terms and conditions of the Tender Offer as extended or amended) and applicable law, we will (1) accept for payment, and by doing so agree to purchase, the shares of JAVELIN Common Stock that are properly tendered before the Tender Offer expires and not withdrawn in the manner described under “The Tender Offer—Section 5. Withdrawal Rights,” and (2) promptly pay the purchase price for the shares we accept.

We reserve the right, in our sole discretion, to delay acceptance for payment of, or payment for, the shares that are tendered, subject to the requirements of Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if any of the conditions to the Tender Offer described under “The Tender Offer—Section 12. Conditions to the Tender Offer” has not been satisfied or waived (if it is waivable), or in order to comply with any applicable law.

If we provide a subsequent Offering period, we will accept for payment, and promptly pay for, all shares that are properly tendered during the subsequent Offering period as they are received.  See “The Tender Offer—Section 1. Terms of the Tender Offer.”

In all cases, payment of the purchase price with respect to shares of Common Stock will be made only after timely receipt by the Depositary of (a) the certificates representing the shares that are being tendered, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal, or (b) Book-Entry Confirmation of the transfer of the shares into the Depositary's account at The Depositary Trust Company (“DTC”) using the procedures described in the section of this document captioned “The Tender Offer—Section 4. Procedure for Tendering Shares,” together with a properly transmitted Agent's Message and any other documents required by the Agent's Message.

For purposes of the Tender Offer, properly tendered shares of Common Stock (or defectively tendered shares which we decide to accept notwithstanding the defect) will be deemed to have been accepted for payment if and when we give oral notice (confirmed in writing), or written notice, of the acceptance to the Depositary.  We will pay for the shares we accept by depositing the aggregate purchase price in immediately available funds with the Depositary.  The Depositary will act as agent for tendering holders for the purpose of receiving payments from us and transmitting payments to the tendering holders.  Under no circumstances will any interest be payable because of any delay in the transmission of funds to the holders of purchased shares or otherwise.

If any tendered shares of Common Stock are not purchased pursuant to the Tender Offer for any reason, the shares that are not purchased will be returned, without expense, to the tendering holder as promptly as practicable following the expiration, termination or withdrawal of the Tender Offer.  Shares that are tendered by book-entry transfer into the Depositary's account at DTC will be returned by crediting them to the account at DTC from which they were delivered.

4.

Procedure for Tendering Shares.

Holders of shares of Common Stock will not be entitled to receive the purchase price for their shares unless they validly tender them prior to the Expiration Time.  The method of delivery of the shares, the Letter of Transmittal, any required signature guarantees and any other required documents, including delivery through DTC and any acceptance or

Agent's Message transmitted through DTC's Automated Tender Offer Program (“ATOP”), is at the election and risk of the holder who tenders the shares and delivers the Letter of Transmittal.  Except as otherwise provided below under “Guaranteed Delivery,” shares will be deemed to be delivered when, but only when, the certificates representing the shares and a Letter of Transmittal (or a facsimile of one), or a Book Entry Confirmation of delivery of the shares into the Depositary's account at DTC and an Agent's Message with regard to the shares, are actually received by the Depositary.  If the share certificates and Letter of Transmittal are delivered by mail, it is suggested that the holder use properly insured, registered mail, with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to ensure delivery to the Depositary prior to the Expiration Time.

Effect of Acceptance of Tendered Shares.  The tender of shares of Common Stock by a holder using one of the procedures described below and our subsequent acceptance of the tender will constitute a binding agreement between the holder and us for us to purchase the tendered shares in accordance with the terms, but subject to the conditions, set forth in this Offer to Purchase, the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Only holders of record are authorized to tender shares of Common Stock.  The procedures by which shares may be tendered by beneficial owners that are not holders of record depends upon the manner in which the shares are held.  Beneficial owners that are not holders of record should follow the instructions provided by their broker or other nominee to tender their shares.  A holder who wants to transfer shares to a person who wants to tender them, but cannot complete the transfer in time for the transferee to tender the shares by the Expiration Time, should tender the shares, designating the transferee as payee in the boxes on the Letter of Transmittal entitled “Special Delivery Instructions,” as applicable.

Tender of Shares by Delivery of Certificates.  To validly tender shares that are represented by certificates (other than a global certificate held by DTC), the registered holder must complete and sign the Letter of Transmittal (or a facsimile of it) in accordance with the instructions that are part of the Letter of Transmittal, have the signature guaranteed, if required by instructions 1 and 4 to the Letter of Transmittal, and deliver the Letter of Transmittal, together with (1) the certificates representing the shares, and (2) any other documents required by the Letter of Transmittal (including the instructions to it), to the Depositary at its address set forth on the back cover page of this Offer to Purchase.  A holder who wants to tender shares but cannot comply with those procedures on a timely basis or whose share certificates are not immediately available can use the procedures for guaranteed delivery set forth below.

THE LETTER OF TRANSMITTAL AND CERTIFICATES REPRESENTING SHARES THAT ARE BEING TENDERED IN RESPONSE TO THE TENDER OFFER SHOULD BE SENT ONLY TO THE DEPOSITARY.  THEY SHOULD NOT BE SENT TO ANY OF ACQUISITION, ARMOUR, JAVELIN OR THE INFORMATION AGENT.

If shares are registered in the name of a person other than the person who executes the Letter of Transmittal with respect to those shares, the shares must be endorsed or accompanied by an appropriate written instrument of transfer that is executed exactly as the name or names of the registered holder or holders appear on the share certificates, with the signature or signatures on the share certificates or instruments of transfer guaranteed as provided below.

Tender of Shares Held by a Nominee.  Any beneficial owner whose shares of Common Stock are registered in the name of a nominee and who wishes to tender shares and deliver a Letter of Transmittal should follow the instructions provided by that nominee.  If no instructions are provided, the beneficial owner should contact the nominee promptly and instruct the nominee to tender the shares and deliver a Letter of Transmittal on the beneficial owner's behalf.

Tender of Shares Held Through DTC.  To tender shares of Common Stock that are held through DTC, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, for which the transaction will be eligible.  DTC will then verify the acceptance and send an Agent's Message to the Depositary for its acceptance.  Delivery of tendered shares must be made to the Depositary using the book-entry delivery procedures described below, or the tendering DTC participant must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”

Except as provided below, unless the shares of Common Stock that are being tendered are deposited with the Depositary at or before 11:59 P.M., New York City time, on the Expiration Date, accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent's Message, we may, at our option, treat the tender as defective, and the tendered shares not eligible to be purchased, for purposes of our obligation to pay (and the holder's right to receive) the Tender Offer Price with regard to those shares.  Payment for shares of Common Stock will be made only against delivery, by delivery of share certificates or book entry transfer, of the tendered shares and delivery of all other required documents.

Book-Entry Delivery Procedures.  Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Common Stock at DTC for purposes of the Tender Offer.  Any financial institution that is a participant in DTC's system may make book-entry delivery of shares of Common Stock by causing DTC to transfer the shares into the Depositary's account at DTC in accordance with DTC's procedures for the transfer.  Timely book-entry delivery of Common Stock in response to the Tender Offer, however, requires receipt by the Depositary of a confirmation from DTC (a “Book-Entry Confirmation”) at or prior to the Expiration Time (i.e., 11:59 P.M., New York City time, on the Expiration Date).  In addition, although delivery of shares may be effected through book-entry transfer into the Depositary's account at DTC, in the case of such a book-entry transfer, either (1) an Agent's Message and any other documents required by the Agent's Message must be delivered or transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Purchase at or before the Expiration Time, or (2) the guaranteed delivery procedures described below must be followed.  Tenders of shares will not be deemed validly made until those documents are received by the Depositary.  Delivery of documents to DTC does not constitute delivery to the Depositary.

The term “Agent's Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an acknowledgment from a participant in DTC that is tendering shares of Common Stock to the effect that that participant has received and agreed to be bound by the terms of the Letter of Transmittal and that we can enforce the agreement against the participant.

Signature Guarantees.  Most tendering holders will not have to provide signature guarantees.  However, signatures on Letters of Transmittal must be guaranteed by a financial institution that is a member of the Securities Transfer Agents' Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Medallion Signature Program (each of those financial institutions being referred to as an “Eligible Institution”), if the shares are being tendered by a registered holder of shares (or by a DTC participant on behalf of a beneficial owner of shares) who (1) has completed the box entitled “Special Delivery Instructions” on the Letter of Transmittal, and (2) is not itself an Eligible Institution.  Also, if shares are registered in the name of a person other than the person who executes the Letter of Transmittal, or if shares that are not being tendered or are not accepted for payment are to be returned to a person other than the registered holder, the signatures on the Letter of Transmittal accompanying the tendered shares must be guaranteed by an Eligible Institution as described above.  See Instructions 1, 4 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  If a holder wants to tender shares of Common Stock in response to the Tender Offer, but time will not permit the Letter of Transmittal, the Book Entry Confirmation, or an Agent's Message, and any other required documents, to reach the Depositary at or prior to the Expiration Time, the holder may nevertheless tender shares by satisfying all of the following conditions:

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the tender is made by or through an Eligible Institution;

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a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided with this Offer to Purchase, or a message with respect to guaranteed delivery transmitted through ATOP, is received by the Depositary at or before the Expiration Time; and

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Book-Entry Confirmation of the transfer of the shares into the Depositary's account at DTC using the procedures described under “The Tender Offer—Section 4.  Procedure for Tendering Shares” and either (A) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile copy of one), with any required signature guarantees, or (B) a properly transmitted Agent's Message, together with (C) any other documents required by the Letter of Transmittal or the Agent's Message, are received by the Depositary within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery (or the message with respect to guaranteed delivery transmitted through ATOP).

The Notice of Guaranteed Delivery may be sent by hand delivery, facsimile transmission or mail to the Depositary.  It must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Under no circumstances will we pay interest because of any delay in making payment to anyone who uses the guaranteed delivery procedures, and the Tender Offer Price for shares of Common Stock that are tendered using the guaranteed delivery procedures will be the same as that for shares delivered to the Depositary at or prior to the Expiration Time, even if the Depositary does not deliver payment for shares that are tendered using the guaranteed delivery procedures until after the payment date for shares delivered to the Depositary at of before the Expiration Date with regard to the Tender Offer.

Notwithstanding any other provision of the Tender Offer, payments for shares tendered using the guaranteed delivery procedures will not under any circumstances be made until the Depositary has received (1) the shares (through a Book-Entry Confirmation of the transfer of the shares into the Depositary's account at DTC as described above) and (2) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of it) with respect to the tendered Common Stock, with any required signature guarantees, or an Agent's Message with respect to it, and any other documents required by the Letter of Transmittal or the Agent's Message.

Backup Federal Income Tax Withholding.  To prevent backup federal income tax withholding, a tendering holder of Common Stock must provide the Depositary with the holder's correct taxpayer identification number and certify that the holder is not subject to backup federal income tax withholding by completing the Form W-9 included in the Letter of Transmittal.  See “Certain Federal Income Tax Consequences.”

Determination of Validity.  In order for any tender of shares of Common Stock to be valid, it must be timely and in proper form.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered shares will be determined by ARMOUR, in ARMOUR's sole discretion.  This determination will be final and binding on the tendering holders and all other holders of Common Stock.  We reserve the absolute right to reject any tender of Common Stock if ARMOUR determines that the documents relating to the tender are not in proper form or if, in the view of our counsel, the acceptance of the tendered shares of Common Stock for payment or payment for those shares may be unlawful.  We also reserve the absolute right, in our sole discretion, to waive or not to waive any of the conditions to the Tender Offer (other than the Minimum Condition) or any defect or irregularity in the tender of shares of Common Stock by any holder, even if similar defects or irregularities are treated differently in the case of other holders.  ARMOUR's interpretation of the terms and conditions of the Tender Offer (including provisions of the Letter of Transmittal and the Instructions to it) will be final and binding.  None of ARMOUR, Acquisition, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.  If we waive our right to reject a defective tender of shares of Common Stock, the tendering holder will be entitled to receive the Tender Offer Price for those shares.  However, even though such determinations by ARMOUR will be final and binding, that does not preclude a security holder from commencing a court proceeding to challenge one or more of those determinations.  However, ARMOUR believes that as a matter of contract law, its determinations as to the specified matters will bind stockholders who tender JAVELIN shares, at least if ARMOUR's determination is made in good faith and is not unreasonable.

Appointment of Proxy.  By executing a Letter of Transmittal (or a facsimile of one), or by arranging for delivery of an Agent's Message in lieu of a Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of ARMOUR as the stockholder's proxy, with full power of substitution, to vote the tendered shares of Common Stock as fully as the holder could vote them.  That appointment of a proxy will be considered to be coupled with an interest in the tendered shares.  It will be effective when we accept for payment the shares to which it relates.  It will give the proxies the right to vote the shares as instructed by ARMOUR with regard, among other things, to any proposal that JAVELIN's stockholders approve the Merger.  The Tender Offer does not constitute a solicitation of proxies unless we purchase the shares to which the proxies relate.

5.

Withdrawal Rights

A holder who tenders shares of Common Stock may withdraw the shares after they have been tendered only as described in this section.  A holder who validly withdraws previously tendered shares of Common Stock will not receive the Tender Offer Price with regard to those shares.  Unless tendered shares are withdrawn as described below, a tender of shares of Common Stock in response to the Tender Offer is irrevocable.

Shares that are tendered in response to the Tender Offer may be withdrawn at any time at or prior to the Expiration Time (i.e., 11:59 P.M., New York City time, on the Expiration Date of the Tender Offer), but not after that time (except as provided in Section 14(d)(5) of the Exchange Act), except that if, after withdrawal rights expire, we reduce either (1) the number of shares that are subject to the Tender Offer, or (2) the purchase price we will pay for shares of Common Stock, shares that have already been tendered may be withdrawn on or before the day that is (10) ten business days after the day when we first publish, or send to JAVELIN stockholders, notice of the reduction.

To withdraw shares, a written, telegraphic or facsimile notice of withdrawal or a Request Message (described below) must be received by the Depositary at its address set forth on the back cover page of this Offer to Purchase at or before the Expiration Time.  A notice of withdrawal must (1) specify the name of the person who tendered the shares that are to be withdrawn, (2) describe the shares that are to be withdrawn, including the title and CUSIP number, the number of shares being withdrawn and, if certificates were tendered, the number or numbers of the certificates, and (3) be signed by the holder of the shares in the same manner as the original signature on the Letter of Transmittal by which the shares were tendered (including any required signature guarantees), or be accompanied by documents of transfer sufficient to have JAVELIN's transfer agent register the transfer of the shares into the name of the person who is withdrawing the shares.  In lieu of submitting a written, telegraphic or facsimile notice of withdrawal, DTC participants may electronically transmit a request for withdrawal and revocation to DTC.  DTC will then verify the request and send a Request Message to the Depositary.  If the shares to be withdrawn have been delivered or otherwise identified to the Depositary, a properly completed notice of withdrawal, or a Request Message, will be effective as soon as the Depositary receives it, even if physical release is not yet effected.  The term “Request Message” means a message transmitted by DTC and received by the Depositary, stating that DTC has received a request for withdrawal and revocation from a DTC participant and identifying the shares of Common Stock to which that request relates.  A withdrawal of shares can only be accomplished in accordance with the foregoing procedures.

All questions as to the form and validity (including time of receipt) of notices of withdrawal, including a Request Message, will be determined by ARMOUR, in ARMOUR's sole discretion (which determination will be final and binding).  None of ARMOUR, Acquisition, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, including any Request Message, or will incur any liability for failure to give any such notification.

Withdrawn shares may be retendered by following one of the procedures described under “The Tender Offer—Section 4. Procedures for Tendering Shares” at any time prior to the Expiration Time.

6.

Certain Material U.S. Federal Income Tax Consequences.

The following discussion summarizes certain material U.S. federal income tax consequences to holders of JAVELIN Common Stock whose shares are sold in response to the Tender Offer or converted to cash in the Merger.  This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address tax consequences that may arise under state, local or foreign tax laws or U.S. federal estate or gift tax laws.  This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this Offer to Purchase.  The Code, the Regulations and interpretations of them may change, possibly retroactively, resulting in U.S. federal income tax consequences that are different from those described below.  No ruling has been or will be sought from the IRS with respect to the matters discussed below, and it is possible that the IRS will take positions regarding the tax consequences of the Tender Offer and the Merger that are contrary to what we describe and that any such contrary positions will be sustained by the courts.

This discussion is limited to holders who hold JAVELIN Common Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).  This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder's particular circumstances.  This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation, expatriates and certain former citizens or long-term residents of the United States, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons who hold Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment.  This discussion also does not address the U.S. federal income tax consequences to holders of Common Stock who acquired their shares by exercising stock options, under stock purchase plan programs or in other compensatory arrangements.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE TENDER OFFER AND THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.

As used in this discussion, a U.S. holder is a beneficial owner of Common Stock who is treated for U.S. federal income tax purposes as:

•

an individual citizen or resident of the United States;

•

corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, a state of the United States or the District of Columbia;

•

an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control or (ii) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is any beneficial owner of Common Stock who is not a U.S. holder for U.S. federal income tax purposes.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership.  Accordingly, partnerships that hold Common Stock and partners in those partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them.

U.S. Holders

Effect of the Tender Offer and the Merger.  The receipt of cash in exchange for Common Stock as a result of the Tender Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes.  In general, a U.S. holder who receives cash in exchange for Common Stock as a result of the Tender Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the Common Stock.  Any such gain or loss will be long-term capital gain or loss if the stockholder held the shares for more than one year.  Long-term capital gains of noncorporate taxpayers are generally taxed at a reduced rate.  The deductibility of capital losses is subject to limitations.  Gain or loss must be calculated separately for each block of Common Stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash as a result of the Tender Offer or the Merger.

Information Reporting and Backup Withholding.  Payments made to U.S. holders as a result of the Tender Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%).  Backup withholding is not an additional tax.  U.S. holders may credit amounts that are withheld against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.  To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption must provide us or the Depositary with its correct taxpayer identification number (“TIN”) and certify that it is not subject to backup withholding by completing and returning the Form W-9 included in the Letter of Transmittal, or otherwise establish an exemption from the backup withholding rules.  In general, for an individual, the TIN is the individual's social security number.

If a holder does not provide us or the Depositary with a correct TIN, the U.S. holder (or other payee) may be subject to a $50 penalty imposed by the IRS, and any reportable payments made to that person may be subject to backup withholding at the applicable rate, currently 28%.  Those reportable payments generally will be subject to information reporting, even if we or the Depositary is provided with a TIN.  If a U.S. holder has not been issued a TIN and has applied for one or intends to apply for one in the near future, the U.S. holder should write “Applied For” in the space provided for the TIN in Part I of Form W-9 and sign and date the Form W-9.  If “Applied For” is written in Part I and neither we nor the Depositary is provided with a TIN prior to the date of payment, 28% of any reportable payments due to the U.S. holder will be withheld.  For further information concerning backup withholding and instructions for completing Form W-9 (including how to obtain a TIN if you do not have one and how to complete Form W-9 if shares are held in more than one name), consult the instructions to the Form W-9 contained in the Letter of Transmittal.  You can also obtain a Form W-9 from the Depositary upon request or from the IRS at its internet website: www.irs.gov.

Certain persons (including, among others, certain corporations) are not subject to these backup withholding and reporting requirements.  Exempt U.S. persons should indicate their exempt status on Form W-9.  JAVELIN stockholders should consult their tax advisors as to any qualification for exemption from backup withholding, and the procedure for obtaining the exemption.

NOTE: FAILURE TO COMPLETE AND RETURN FORM W-9 MAY RESULT IN BACKUP WITHHOLDING EQUAL TO 28% OF ANY REPORTABLE PAYMENTS MADE TO YOU AS A RESULT OF THE TENDER OFFER OR THE MERGER.  PLEASE REVIEW THE FORM W-9 AND INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL FOR ADDITIONAL DETAILS.

Non-U.S. Holders

Effect of the Tender Offer and the Merger.  A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Common Stock as a result of the Tender Offer or the Merger unless:

•

the holder is an individual who was present in the United States for 183 days or more during the taxable year in which he or she sold the Common Stock and certain other conditions are met; or

•

the gain is effectively connected with the holder's conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States.

Gains to an individual who was present in the United States for 183 days or more during the applicable taxable year generally will be subject to U.S. federal income tax at a flat 30% rate, that may be offset by U.S. source capital losses.  Unless a tax treaty provides otherwise, gain effectively connected with the conduct of a trade or business in the United States (and, if applicable, attributable to a permanent establishment in the United States) will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States.  Non-U.S. holders that are foreign corporations also may be subject to a branch profits tax of 30% (or applicable lower treaty rate).  Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding.  Payments made to non-U.S. holders as a result of the Tender Offer or the Merger may be subject to information reporting and backup withholding (currently at a rate of 28%).  Non-U.S. holders can avoid backup withholding by providing the Depositary with a properly completed and executed applicable IRS Form W-8 certifying the holder's non-U.S. status or by otherwise establishing an exemption.  An IRS Form W-8 can be obtained from the Depositary upon request or from the IRS at www.irs.gov.  Backup withholding is not an additional tax.  Non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

7.

Price Range of Shares; Dividends; Prior Stock Purchases; Public Offerings

Price Range of Shares; Dividends

The Common Stock is listed and traded on the NYSE under the symbol “JMI.” The following table sets forth, for each of the periods indicated, the high and low reported sale prices for the Common Stock on the NYSE and the dividend that was declared (usually for payment early in the following quarter).

	High	Low	Dividend[1]
Year Ending December 31, 2016
First Quarter (prices through March 4, 2016)	$7.07	$5.06	$0.18

Year Ended December 31, 2015
First Quarter	$10.63	$7.56	$0.36
Second Quarter	$8.00	$7.10	$0.27
Third Quarter	$7.40	$5.76	$0.27
Fourth Quarter	$6.96	$5.54	$0.27

Year Ended December 31, 2014
First Quarter	$14.99	$12.99	$0.45
Second Quarter	$14.15	$13.00	$0.45
Third Quarter	$14.22	$11.95	$0.45
Fourth Quarter	$12.88	$10.10	$0.45

1   A dividend of $0.15 was paid every month in 2014 totaling $0.45 for each quarter. In January, February and March 2015, a dividend of $0.12 was paid totaling $0.36.  In April through December 2015, a dividend of $0.09 was paid totaling $0.27 each quarter.  In January and February of 2016, a dividend of $0.09 was paid totaling $0.18.

The last reported sale price of JAVELIN common stock on the NYSE on March 1, 2016, the last trading day before we announced the execution of the Merger Agreement was $6.00.  On March 4, 2016, the last full day of trading before the date of this Offer to Purchase, the last sale price of JAVELIN Common Stock reported on the NYSE was $7.08 per share.  However, that price was likely affected by the announcement of the execution of the Merger Agreement.  We suggest that you to obtain a recent quotation for JAVELIN's Common Stock in connection with your decision whether to tender your shares in response to the Tender Offer.

Prior Stock Purchases

The JAVELIN Board has previously authorized a repurchase program (the “Repurchase Program”) whereby JAVELIN may repurchase Common Stock in the open market, including through block trades, privately negotiated transactions, or pursuant to a trading plan separately adopted in the future. The timing, manner, price and amount of any repurchases has been at the JAVELIN Board’s discretion, subject to the requirements of the Securities Exchange Act of 1934, as amended, and related rules. Under the Repurchase Program, JAVELIN has not been required to repurchase its Common Stock and it may be modified, suspended or terminated at any time for any reason. JAVELIN has not purchased, and does not intend to purchase, shares from its Board or other affiliates. At December 31, 2015, there were approximately 1,936,000 authorized shares remaining under the Repurchase Program.

The following table presents information regarding JAVELIN's common stock repurchases made during the year ended December 31, 2015.

	Total Number of Shares Purchased (in thousands)(1)		Per Share Price (2)
First Quarter 2015	−	$	−
Second Quarter 2015	81		7.57
Third Quarter 2015	−	$	−
Fourth Quarter 2015	64		$6.21
Total	145		$6.97

(1)  All shares were repurchased pursuant to the Repurchase Program.

(2)  Weighted average price.

The following table presents information regarding JAVELIN's common stock repurchases made during the year ended December 31, 2014.

	Total Number of Shares Purchased (in thousands)(1)		Per Share Price (2)
First Quarter 2014	−	$	−
Second Quarter 2014	−		−
Third Quarter 2014	−	$	−
Fourth Quarter 2014	54		$10.95
Total	54		$10.95

(1)  All shares were repurchased pursuant to the Repurchase Program.

(2)  Weighted average price.

Public Offerings During the Last Three Years

On May 13, 2013, JAVELIN consummated an underwritten follow-on public offering and sold to the public 6,000,000 shares of its Common Stock at a public offering price of $19.30 per share. In connection with the public offering, JAVELIN received an aggregate of $113,280,000 in net proceeds, after deduction of estimated offering expenses of $300,000.

8.

Market for JAVELIN's Common Stock; New York Stock Exchange Listing; SEC Registration

If as a result of the purchase of the Common Stock that is tendered in response to the Tender Offer, we (ARMOUR and Acquisition together) own at least 50% of the outstanding Common Stock, we will be required to cause the Merger to take place as promptly as practicable, without a vote of the JAVELIN stockholders.  After the Merger, JAVELIN intends to terminate the listing of the Common Stock on the NYSE and its registration under the Exchange Act.  If that happens, there will no longer be a public market for the Common Stock and JAVELIN will not be required to file materials (including a proxy statement or information statement relating to the Merger) with the SEC.

Margin Regulations.

Shares of JAVELIN Common Stock currently are “margin securities” for purposes of the regulations of the Board of Governors of the Federal Reserve System, and therefore brokers are permitted to extend credit secured by shares of Common Stock for the purpose of enabling holders to buy, carry or trade in securities.  If registration of the Common Stock under the Exchange Act is terminated, shares of JAVELIN Common Stock will no longer constitute “margin securities.” In addition, it is possible that, after we purchase the Common Stock that is tendered in response to the Tender Offer, even if the Common Stock continues to be registered under the Exchange Act, shares of Common Stock will no longer constitute “margin securities” for purposes of the margin regulations.  If shares of Common Stock cease to be “margin securities,” they will no longer be eligible to be used as collateral for loans made by brokers.

9.

Information about JAVELIN.

The information concerning JAVELIN contained in this Offer to Purchase has been taken from or is based upon documents and records on file with the SEC and other publicly available sources.  The summary information set forth below is qualified in its entirety by reference to JAVELIN's public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the financial and other information in those reports and other publicly available information.  Although we have no knowledge that any such information contains any misstatements or omissions, none of ARMOUR, Acquisition or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning JAVELIN contained in such documents and records or for any failure by JAVELIN to disclose events which may have occurred or may affect the significance or accuracy of any such information.

JAVELIN is an externally managed Maryland corporation incorporated on June 18, 2012 and managed by ACM, an investment advisor registered with the SEC.  JAVELIN invests primarily in fixed rate and hybrid adjustable rate mortgage backed securities.  Some of these securities may be issued or guaranteed by a U.S. GSE, such as Fannie Mae, Freddie Mac, or guaranteed by Ginnie Mae (collectively, “Agency Securities”).  Other securities backed by residential mortgages in which JAVELIN invests, for which the payment of principal and interest is not guaranteed by a GSE or government agency, (collectively “Non-Agency Securities” and together with Agency Securities, “MBS”), may benefit from credit enhancement derived from structural elements such as subordination, over collateralization or insurance.  JAVELIN also may invest in collateralized commercial mortgage backed securities and other mortgage related investments, including mortgage loans, mortgage related derivatives and mortgage servicing rights.  From time to time, a portion of JAVELIN's assets may be invested in unsecured notes and bonds issued by GSEs, U.S. Treasuries and money market instruments, subject to certain income tests JAVELIN must satisfy for our qualification as a REIT.  JAVELIN's charter permits it to invest in Agency Securities and Non-Agency Securities.

JAVELIN is an “emerging growth company,” as defined in the JOBS Act, and is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.  JAVELIN are taking advantage of certain of these exemptions including not having our auditors render an attestation report.

JAVELIN has elected and qualifies to be taxed as a real estate investment trust (a “REIT”) for U.S. Federal income tax purposes, commencing with the taxable year ending December 31, 2012.  JAVELIN's principal executive offices are located at 3001 Ocean Drive, Suite 201, Vero Beach, FL  32963.  The telephone number of its principal executive offices is (772) 617-4340.

JAVELIN's initial public offering was an offering on October 2, 2012, of 7,250,000 shares of Common Stock for $20.00 per share (the “IPO”).  Simultaneously, JAVELIN sold 250,000 shares of Common Stock to Staton Bell Blank Check LLC in a private placement for the same $20.00 per share.  The underwriters in the IPO decided not to exercise their over-allotment option to purchase up to an additional 1,087,500 shares of Common Stock.

Additional Information: JAVELIN is subject to the informational and reporting requirements of the Exchange Act and, accordingly, files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters.  The information in JAVELIN's Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 3, 2016, is incorporated by reference into this Offer to Purchase.  You can read and copy that Annual Report on Form 10-K and any other reports, statements or other information that JAVELIN has filed with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington DC 20549.  You can call 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room.  JAVELIN's filings are also available to the public on the SEC's website at http://www.sec.gov and on a website JAVELIN maintains at http://investor.javelinreit.com.  The information contained on or accessible from JAVELIN's website, other than information in JAVELIN's Annual Report on Form 10-K for the year ended December 31, 2015, is not incorporated into, or otherwise a part of, this Offer to Purchase.  JAVELIN's Annual Report on Form 10-K for the year ended December 31, 2015 was prepared by JAVELIN.  The information in that Annual Report on Form 10-K is incorporated into this Offer to Purchase without independent verification by Acquisition or ARMOUR of the completeness or accuracy of that information.

10.

Information about Acquisition and ARMOUR

Acquisition is a Maryland Corporation that was formed in February 2016 for the sole purpose of conducting the Tender Offer and participating in the Merger.  In the Merger Agreement, we warranted to JAVELIN that Acquisition has not, and on the effective date of the Merger will not have, engaged in any activities or incurred any obligations or liabilities, except activities relating to or contemplated by the Merger Agreement and obligations or liabilities incurred in connection with those activities and with the transactions contemplated by the Merger Agreement.  Acquisition is wholly-owned by ARMOUR.

ARMOUR is an externally managed Maryland corporation incorporated in 2008 and managed by ACM.  ARMOUR invests in Agency Securities.  ARMOUR also may invest in Non-Agency Securities.  ARMOUR believes it is important to its business that it begin making investments in Non-Agency Securities and grow its portfolio of Agency Securities, all of which will be acquired at an attractive discount to book value if the Tender Offer and Merger are consummated, which will be beneficial to ARMOUR and its stockholders.  JAVELIN currently invests a substantial of its portfolio in non-agency securities.  While ARMOUR has the right to invest in non-agency securities and other mortgage assets related to it, subject to the investment oversight by ACM and the board of directors of ARMOUR, ARMOUR believes that, because JAVELIN provides an attractively priced investment opportunity, it will be beneficial for ARMOUR to acquire JAVELIN and enter the non-agency sector.

ARMOUR is subject to the informational and reporting requirements of the Exchange Act, and accordingly, files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters.  In addition, Acquisition and ARMOUR are required to make filings with the SEC relating to the Tender Offer.  You can read those filings at the SEC's public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C.  20549.  You can call 1-800-SEC-0330 for further information regarding operation of the Public Reference Room.  The filings are also available to the public on the SEC's website at http://www.sec.gov and on a website maintained by ARMOUR at http://www.armourreit.com.

ARMOUR’s and Acquisition’s principal executive offices are located at 3001 Ocean Drive, Suite 201, Vero Beach, FL  32963.  The telephone number of ARMOUR's and ACM's principal executive offices is (772) 617-4340.

ARMOUR and JAVELIN are both managed by ACM.  See “Special Factors—Section 9. Relationships among ARMOUR, ACM and JAVELIN.”

The name, current principal occupation or employment and five-year employment history of each of the directors and executive officers of Acquisition and ARMOUR are set forth in Schedule I to this Offer to Purchase.  Each director and officer is a U.S. citizen with a business address of c/o ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida  32963.

Except as described in this Offer to Purchase or Schedule I to it:  (i) neither Acquisition nor ARMOUR, nor, to the best knowledge of Acquisition and ARMOUR, any of the persons listed in Schedule I or any associate or other majority-owned subsidiary of Acquisition or ARMOUR or of any of the persons listed on Schedule I, beneficially owns or has a right to acquire any Common Stock, or any other equity securities of JAVELIN and (ii) none of Acquisition, ARMOUR or any of the persons or entities referred to in clause (i) above has effected any transaction in JAVELIN Common Stock or any other equity securities of JAVELIN during the past 60 days.  As of March 4, 2016 the directors and officers of ARMOUR, JAVELIN and ACM own an aggregate of approximately 481,369 shares of Common Stock in the aggregate representing 4.06% of the total issued and outstanding shares of Common Stock, which shares will not be included in determining whether the Minimum Condition is met.

Except as described in this Offer to Purchase, neither Acquisition nor ARMOUR, nor, to the best knowledge of Acquisition and ARMOUR, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with JAVELIN or any of its executive officers, directors or affiliates that is required to be reported under the rules of the SEC applicable to the Tender Offer.  Except as described in this Offer to Purchase (see “Special Factors—Section 1. Background of the Tender Offer; Past Contacts, Negotiations and Transactions”) during the past two years there have been no negotiations, transactions or material contacts between ARMOUR or any of its subsidiaries or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and JAVELIN or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, Tender Offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Neither Acquisition nor ARMOUR, nor to the best knowledge of Acquisition and ARMOUR, any of the persons listed on Schedule I has, during the past five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Neither Acquisition nor ARMOUR has made any arrangements in connection with the Tender Offer to provide holders of Common Stock access to their corporate files or to obtain counsel or appraisal services at their expense.  JAVELIN stockholders will not have dissenters' rights with regard to the Tender Offer or the Merger.  See “Special Factors—Section 7. No Dissenters' Rights.”

11.

Source of Funds

Completion of the Tender Offer is not conditioned upon obtaining financing.  If all the JAVELIN shares were tendered in response to the Tender Offer, the total amount we would be required to pay to purchase the tendered shares would be approximately $85.6 million, based upon the estimated Tender Offer Price and estimated BVPS on March 4, 2016, the business day prior to the date of this Offer to Purchase.  ARMOUR expects to fund these payments out of its cash on hand and other liquid assets.

Because the only consideration to be paid as a result of the Tender Offer and the Merger is cash, the Tender Offer is to purchase all the issued and outstanding Common Stock, and there is no financing condition to the completion of the Tender Offer, ARMOUR believes the financial condition of Acquisition and ARMOUR is not material to a decision by a holder of JAVELIN Common Stock whether to sell, hold or tender Common Stock in response to the Tender Offer.

12.

Conditions to the Tender Offer

We will not be required to accept, or pay for, any of the Common Stock that is tendered in response to the Tender Offer if any of the conditions listed below is not satisfied.  Subject to the need to comply with Rule 14e-1(c) under the Exchange Act, which requires a person who makes a tender offer to pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of a tender offer, we may extend the Tender Offer or delay the acceptance of, or payment for, the Common Stock that is tendered until those conditions are fulfilled.

The Tender Offer was not required to be approved by the stockholders of JAVELIN or any other security holders.

We have agreed that we will not purchase any of the Common Stock that is tendered in response to the Tender Offer unless the Minimum Condition is satisfied.  We are not permitted to waive the Minimum Condition.

The other conditions that would permit us to terminate the Tender Offer without accepting, or paying for, the Common Stock that is properly tendered in response to the Tender Offer and not withdrawn, are:

•

a statute, rule or regulation has been enacted or adopted that would make it illegal for us to acquire the tendered shares or would make the Merger illegal;

•

an order is entered by a court or other governmental authority that invalidates the Merger Agreement or restrains us from completing the acquisition of the tendered JAVELIN common stock or the Merger;

•

any of JAVELIN's representations and warranties in the Merger Agreement is not true and correct on the Expiration Date, except inaccuracies that (i) could not, in the aggregate, reasonably be expected to have a material adverse effect on JAVELIN or on our ability to purchase the shares that are tendered in response to the Tender Offer or our legal ability to consummate the Merger, or (ii) were known, or reasonably should have been known, to ARMOUR or any of its subsidiaries, or ACM on or prior to the date of the Merger Agreement (March 1, 2016);

•

JAVELIN has not performed in all material respects all the obligations it is required to have performed, except failures that would not have a material adverse effect on JAVELIN or failures that result from a breach of the Merger Agreement by ARMOUR or us;

•

The Merger Agreement is terminated in accordance with its terms;

•

The Special Committee withdraws or modifies in a manner adverse to us its recommendation or approval regarding the Tender Offer or the Merger; or

•

JAVELIN's Board, acting in accordance with a recommendation of the Special Committee, withdraws or modifies in a manner adverse to us the Board's recommendation that stockholders accept the Tender Offer or its approval of the Merger.

These conditions, other than the Minimum Condition, are solely for our benefit, and if any of them is not satisfied, we may, in our sole discretion, terminate the Tender Offer without accepting the Common Stock that is tendered (but only after we have extended the Tender Offer for at least three successive 10 day periods to provide time for the unfulfilled conditions to be satisfied), or waive any conditions (other than the Minimum Condition) that are not satisfied and purchase the Common Stock that is properly tendered and not withdrawn.  ARMOUR's decision as to whether conditions have been satisfied will be final, and will bind all the holders of Common Stock, whether or not they tender their Common Stock in response to the Tender Offer.  However, even though such determinations by ARMOUR will be final and binding that does not preclude a security holder from commencing a court proceeding to challenge one or more of those determinations.  However, ARMOUR believes that as a matter of contract law, its determinations as to the specified matters will bind stockholders who tender JAVELIN shares, at least if ARMOUR's determination is made in good faith and is not unreasonable.

13.

Certain Legal Matters

General.  We are not aware of (i) any license or regulatory permit that is material to the business of JAVELIN that might be adversely affected by our purchasing the JAVELIN Common Stock that is tendered in response to the Tender Offer or the Merger, or (ii) any governmental approvals that are required in order to enable us to purchase the Common Stock that is tendered in response to the Tender Offer or to carry out the Merger.  If any such approvals are required, we currently anticipate that we will try to obtain the approvals.  However, it is possible that we would not obtain approvals we sought, and if the consequence of our not having the approvals would be material, the absence of the approvals might be a basis for our terminating the Tender Offer without accepting or paying for the Common Stock that is tendered.  See “The Tender Offer—Section 12. Conditions of the Tender Offer.”

State Antitakeover Statutes.  A number of states (including Maryland, where JAVELIN is incorporated) have adopted laws that purport to apply to attempts to acquire corporations that are incorporated in those states, whose business operations have substantial economic effects in those states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in those states.

Maryland, the state in which JAVELIN is incorporated, has a statute, the Maryland Business Combination Law (Sections 3-601 through 3-605 of the Maryland General Corporation Law) that under some circumstances prohibits or requires a supermajority vote to approve, a business combination with a holder of more than 10% of the stock of a corporation, and another statute, the Maryland Control Share Acquisition Act (Sections 3-701 through 3-710 of the Maryland General Corporation Law) that, under some circumstances, bars a person who has acquired more than specified percentages of a corporation's shares without prior approval by holders of two-thirds of the corporation's stock to vote those shares.  However, ARMOUR believes, based on advice of counsel, and JAVELIN has warranted in the Merger Agreement, that neither the Tender Offer nor the Merger will be affected by either of those statutes.

Although JAVELIN is incorporated in Maryland, it has its principal place of business in Florida and owns assets located in a number of other states, some of which have antitakeover laws.  ARMOUR does not know whether any of those laws will, by their terms, apply to the Tender Offer or the Merger and ARMOUR has not attempted, and does not expect to attempt, to comply with any of those laws.  In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult.  However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state.  Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject those corporations to inconsistent regulations.  Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee antitakeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee.  That decision was affirmed by the United States Court of Appeals for the Sixth Circuit.  Also, in 1988, a Federal District Court in Florida held that two Florida antitakeover statutes were unconstitutional as applied to corporations that were not incorporated in Florida.

We are making the Tender Offer to all holders of JAVELIN Common Stock.  We are not aware of any jurisdiction in which the making of the Tender Offer or the tender of Common Stock in response to the Tender Offer would not be in compliance with the laws of that jurisdiction.  If we become aware of any jurisdiction in which the making of the Tender Offer would not be in compliance with applicable law, ARMOUR and we will make a good faith effort to comply with that law.  If, after a good faith effort, we cannot comply with any such law, we will not make the Tender Offer to (and will not accept tenders from) holders of Common Stock who reside in that jurisdiction.  In any jurisdiction where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of us by another broker or dealer licensed under the laws of that jurisdiction.

Antitrust Compliance.  ARMOUR has been advised that the Tender Offer and the Merger are exempt from the pre-notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).  Therefore, we are not attempting to comply with those requirements.  The fact that a transaction is exempt from the requirements of the HSR Act does not preclude the Department of Justice or the Federal Trade Commission from seeking to prevent the transaction on the ground that it violates the United States antitrust laws.  However, we have no reason to believe that the Tender Offer or the Merger will be viewed as violating the antitrust laws.

14.

Legal Proceedings.

As of the date of this Offer to Purchase, there are no pending lawsuits relating to the ARMOUR's proposal to acquire the shares of JAVELIN.

15.

Expenses.

ARMOUR has retained Continental Stock Transfer & Trust Company to act as the Depositary in connection with the Tender Offer and the paying agent in connection with the Merger.  It will pay the Depositary reasonable and customary compensation for its services and will reimburse it for its reasonable out-of-pocket expenses, and ARMOUR has agreed to indemnify it against certain liabilities in connection with its services, including liabilities under the Federal securities laws.

ARMOUR has retained Alliance Advisors to act as the Information Agent in connection with the Tender Offer.  It will pay the Information Agent reasonable and customary compensation for its services and will reimburse it for its reasonable out-of-pocket expenses, and ARMOUR has agreed to indemnify it against certain liabilities in connection with its services, including liabilities under the Federal securities laws.

We will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Tender Offer.  We will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses they incur in forwarding material relating to the Tender Offer to their customers.

The following table is an estimate of fees and expenses we will incur in connection with the Tender Offer and the Merger:

Filing Fees	$8,616
Depositary and Paying Agent Fees	20,000
Information Agent	25,000
Legal, Printing and Mailing and Other Miscellaneous Fees and Expenses	$650,000
Other Expenses	46,384

Total	$750,000

In addition, JAVELIN will incur its own fees and expenses in connection with the Tender Offer and the Merger.

16.

Miscellaneous.

We have not authorized anybody to give any information or represent anything to any holder of JAVELIN Common Stock other than the information contained in this Offer to Purchase or in the Letter of Transmittal.  You must not rely on unauthorized information or representations.

We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act and a Transaction Statement on Schedule 13E-3 pursuant to Rule 13e-3 under the Exchange Act, and we may file amendments to those Statements.  In addition, JAVELIN is filing a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, giving its recommendation regarding the Tender Offer and furnishing information related to that recommendation.  Those Statements and any amendments to them may be obtained in the manner set forth in “The Tender Offer—Section 9.  Information About JAVELIN” and “The Tender Offer—Section 10. Information About Acquisition and ARMOUR.”

March 7, 2016	JMI Acquisition Corporation

SCHEDULE I
INFORMATION RELATING TO THE ACQUIRERS

1.

Directors and Executive Officers of JMI Acquisition Corporation (“Acquisition”)

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Scott J. Ulm	57

Scott J. Ulm has been the Chairman, Co-Chief Executive Officer and President of Acquisition since February 29, 2016, and Co-Chief Executive Officer, Co-Vice Chairman, Chief Investment Officer and Head of Risk Management of ARMOUR since November 2009.  Mr. Ulm was a Co-Managing Member of ACM, from March 2008 until December 2014.  Since December 2014, Mr. Ulm has been the managing member of the entity that acts as one of the general partners of ACM.  Mr. Ulm has also served as the Co-Chief Executive Officer of SBBC, since January 2015.  Mr. Ulm has also been the Co-Chief Executive Officer, Co-Vice Chairman, Chief Investment Officer and Head of Risk Management of JAVELIN since June 2012.  JAVELIN is also externally-managed by ACM. Mr. Ulm has 27 years of structured finance and debt capital markets experience, including mortgage-backed securities. Mr. Ulm holds a B.A. summa cum laude from Amherst College, an M.B.A. from Yale School of Management and a J.D. from Yale Law School.

As of the date of this Offer to Purchase, Mr. Ulm beneficially owns 62,525 shares of JAVELIN Common Stock, which represents less than one percent of the total number of issued and outstanding shares of JAVELIN Common Stock.  Mr. Ulm has not engaged in any transaction in JAVELIN’s Common Stock during the past 60 days.

Jeffrey J. Zimmer	58

Jeffrey J. Zimmer has been the Co-Chief Executive Officer and a director of Acquisition since February 29, 2016, and Co-Chief Executive Officer, Co-Vice Chairman and President of ARMOUR since November 2009.  Mr. Zimmer also served as Chief Financial Officer of ARMOUR from November 2009 to September 2012 and the Secretary of ARMOUR from November 2009 to March 2014.  Mr. Zimmer was a Co-Managing Member of ARRM (as defined below) from March 2008 until December 2014.  Since December 2014, Mr. Zimmer has been the managing member of the entity that acts as one of the general partners of ACM.  Mr. Zimmer has also served as the Co-Chief Executive Officer of SBBC since January 2015.  Mr. Zimmer has also been the Co-Chief Executive Officer, Co-Vice Chairman and President of JAVELIN since June 2012, and was the Secretary of JAVELIN from June 2012 to March 2014.  Mr. Zimmer has significant experience in the mortgage-backed securities market over a 30 year period. He received his M.B.A. in finance from Babson College and a B.A. in economics and speech communication from Denison University.

As of the date of this Offer to Purchase, Mr. Zimmer beneficially owns 92,775 shares of JAVELIN Common Stock, which represents less than one percent of the total number of issued and outstanding shares of JAVELIN Common Stock.  Mr. Zimmer has not engaged in any transaction in JAVELIN’s Common Stock during the past 60 days.

James R. Mountain	56

James R. Mountain has been the Chief Financial Officer, Treasurer, Secretary and a director of Acquisition since February 29, 2016, and Chief Financial Officer and Treasurer of ARMOUR since September 1, 2012 and the Secretary of ARMOUR since March 5, 2014, and Chief Financial Officer, Treasurer and Secretary of Acquisition since February 29, 2016.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History

Mr. Mountain also became the Chief Financial Officer of ARMOUR Residential Management, LLC, our external manager (“ARRM”) (and later its successor, ACM) and the Chief Financial Officer and Treasurer of JAVELIN on September 1, 2012.  Mr. Mountain has been the Secretary of JAVELIN since March 5, 2014.  Mr. Mountain has also served as the Chief Financial Officer and Secretary of SBBC since January 2015.  Mr. Mountain joined ARMOUR after having spent over 30 years at Deloitte.  Mr. Mountain has significant experience in securitization transactions, having been involved in that market since its inception in the mid-1980s, and helped to build Deloitte's securitization practice. Mr. Mountain earned his B.A. degrees in accounting and economics from the University of Montana, as well as a Master of Business Administration from the University of California, Berkeley.  He is a Certified Public Accountant and a member of the American Accounting Association and the American Institute of Certified Public Accountants.

As of the date of this Offer to Purchase, Mr. Mountain beneficially owns 4,000 shares of JAVELIN Common Stock, which represents less than one percent of the total number of issued and outstanding shares of JAVELIN Common Stock.  Mr. Mountain has not engaged in any transaction in JAVELIN’s Common Stock during the past 60 days.

2.

Directors and Executive Officers of ARMOUR Residential REIT, Inc. (“ARMOUR”).

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Scott J. Ulm	57

Scott J. Ulm has been the Co-Chief Executive Officer, Co-Vice Chairman, Chief Investment Officer and Head of Risk Management of ARMOUR since November 2009 and Co-Chief Executive Officer and President of Acquisition since February 29, 2016.  Mr. Ulm was a Co-Managing Member of ARRM, from March 2008 until December 2014.  Since December 2014, Mr. Ulm has been the managing member of the entity that acts as one of the general partners of ACM.  Mr. Ulm has also served as the Co-Chief Executive Officer of SBBC, since January 2015. Mr. Ulm has also been the Co-Chief Executive Officer, Co-Vice Chairman, Chief Investment Officer and Head of Risk Management of JAVELIN since June 2012.  JAVELIN is also externally-managed by ACM. Mr. Ulm has 27 years of structured finance and debt capital markets experience, including mortgage-backed securities. Mr. Ulm holds a B.A. summa cum laude from Amherst College, an M.B.A. from Yale School of Management and a J.D. from Yale Law School.

As of the date of this Offer to Purchase, Mr. Ulm beneficially owns 62,525 shares of JAVELIN Common Stock, which represents less than one percent of the total number of issued and outstanding shares of JAVELIN Common Stock.  Mr. Ulm has not engaged in any transaction in JAVELIN’s Common Stock during the past 60 days.

Jeffrey J. Zimmer	58

Jeffrey J. Zimmer has been the Co-Chief Executive Officer, Co-Vice Chairman and President of ARMOUR since November 2009.  Mr. Zimmer also served as Chief Financial Officer of ARMOUR from November 2009 to September 2012 and the Secretary of ARMOUR from November 2009 to March 2014 and Co-Chief Executive Officer and President of Acquisition since February 29, 2016.  Mr. Zimmer was a Co-Managing Member of ARRM from March 2008 until December 2014.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History

Since December 2014, Mr. Zimmer has been the managing member of the entity that acts as one of the general partners of ACM.  Mr. Zimmer has also served as the Co-Chief Executive Officer of SBBC since January 2015.  Mr. Zimmer has also been the Co-Chief Executive Officer, Co-Vice Chairman and President of JAVELIN since June 2012, and was the Secretary of JAVELIN from June 2012 to March 2014.  Mr. Zimmer has significant experience in the mortgage-backed securities market over a 30 year period. He received his M.B.A. in finance from Babson College and a B.A. in economics and speech communication from Denison University.

As of the date of this Offer to Purchase, Mr. Zimmer beneficially owns 92,775 shares of JAVELIN Common Stock, which represents less than one percent of the total number of issued and outstanding shares of JAVELIN Common Stock.  Mr. Zimmer has not engaged in any transaction in JAVELIN’s Common Stock during the past 60 days.

James R. Mountain	56

James R. Mountain has been the Chief Financial Officer and Treasurer of ARMOUR since September 1, 2012 and the Secretary of ARMOUR since March 5, 2014, and Chief Financial Officer, Treasurer and Secretary of Acquisition since February 29, 2016.  Mr. Mountain also became the Chief Financial Officer of ARRM (and later its successor, ACM) and the Chief Financial Officer and Treasurer of JAVELIN on September 1, 2012.  Mr. Mountain has been the Secretary of JAVELIN since March 5, 2014.  Mr. Mountain has also served as the Chief Financial Officer and Secretary of SBBC since January 2015.  Mr. Mountain joined ARMOUR after having spent over 30 years at Deloitte.  Mr. Mountain has significant experience in securitization transactions, having been involved in that market since its inception in the mid-1980s, and helped to build Deloitte's securitization practice. Mr. Mountain earned his B.A. degrees in accounting and economics from the University of Montana, as well as a Master of Business Administration from the University of California, Berkeley.  He is a Certified Public Accountant and a member of the American Accounting Association and the American Institute of Certified Public Accountants.

As of the date of this Offer to Purchase, Mr. Mountain beneficially owns 4,000 shares of JAVELIN Common Stock, which represents less than one percent of the total number of issued and outstanding shares of JAVELIN Common Stock.  Mr. Mountain has not engaged in any transaction in JAVELIN’s Common Stock during the past 60 days.

Mark Gruber	40

Mark Gruber has been the Chief Operating Officer of ARMOUR since September 3, 2013 and the Head of Portfolio Management since June 2010.  Mr. Gruber has also been the Head of Portfolio Management of ACM (and its predecessor, ARRM) since June 2010 and its Chief Operating Officer since September 3, 2013.  Mr. Gruber has served as the Chief Operating Officer of JAVELIN since September 3, 2013 and its Head of Portfolio Management since October 3, 2012.  Mr. Gruber has also served as the Chief Operating Officer and Head of Portfolio Management of SBBC since January 2015.  From April 2008 until joining ACM in June 2010, Mr. Gruber managed a $1.1 billion mortgage portfolio for Penn Mutual Life Insurance. Mr. Gruber holds an M.B.A. with University Honors from the Tepper School of Business at Carnegie Mellon, an M.S. degree in Mechanical and Aerospace Engineering from the University of Virginia, and a B.S. degree in Mechanical Engineering with High Honors from Lehigh University.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History

As of the date of this Offer to Purchase, Mr. Gruber beneficially owns no shares of JAVELIN Common Stock.  Mr. Gruber has not engaged in any transaction in JAVELIN’s Common Stock during the past 60 days.

Daniel C. Staton	63

Daniel C. Staton has been the Non-Executive Chairman of ARMOUR since November 2009 and was the President, Chief Executive Officer and Director of Enterprise Acquisition Corp. (“Enterprise”) from its inception in 2007 until its merger with ARMOUR in November 2009.  Mr. Staton has also been the Non-Executive Chairman of JAVELIN since June 2012.  Since January 2015, Mr. Staton has indirectly owned a minority limited partnership interest in ACM.  Mr. Staton has more than 13 years of experience sourcing private equity and venture capital investments.  Since 2003, he has been Managing Director of the private equity firm Staton Capital LLC, and also served as the Chairman of the Board of FriendFinder Networks Inc. (“FriendFinder”), a leading internet-based social networking and multimedia entertainment company, from October 2004 until June 2012.  Mr. Staton was a Co-Chairman of the Board of FriendFinder, which went public in May 2011, from July 2012 to December 2013, and a consultant to FriendFinder from October 2012 until December 2013.  Under Mr. Staton's leadership as Co-Chairman of the Board, FriendFinder was strategically restructured in 2013 pursuant to a consensual prepackaged plan of reorganization under Chapter 11 of the United States Bankruptcy Code.  The restructuring resulted in all general unsecured creditors being paid in full. Mr. Staton majored in Finance at the University of Missouri and holds a B.S. degree in Specialized Business from Ohio University and a B.S. degree in Business (Management) from California Coast University.

As of the date of this Offer to Purchase, Mr. Staton beneficially owns 149,664 shares of JAVELIN Common Stock, which represents 1.3 percent of the total number of issued and outstanding shares of JAVELIN Common Stock.  Mr. Staton has not engaged in any transaction in JAVELIN’s Common Stock during the past 60 days.

Marc H. Bell	48

Marc H. Bell has been a director of ARMOUR since November 2009 and was the Chairman of the Board of Directors and Treasurer of Enterprise from its inception in 2007 until its merger with ARMOUR in November 2009.  Mr. Bell has also been a director of JAVELIN since June 2012.  Since January 2015, Mr. Bell has indirectly owned a minority limited partnership interest in ACM.  Mr. Bell has served as Managing Director of Marc Bell Capital Partners LLC, an investment firm which invests in media and entertainment ventures, real estate, and distressed assets, since 2003.  Mr. Bell previously served as the Chief Executive Officer of FriendFinder, which went public in May 2011, from October 2004 to June 2012, the President from October 2004 until March 2012, the Co-Chairman of the Board of FriendFinder from July 2012 to December 2013, a consultant to FriendFinder from October 2012 to December 2013, and its Chief Strategy Officer during 2012.  Under Mr. Bell's leadership as Co-Chairman of the Board, FriendFinder was strategically restructured in 2013 pursuant to a consensual prepackaged plan of reorganization under Chapter 11 of the United States Bankruptcy Code.  The restructuring resulted in all general unsecured creditors being paid in full. Mr. Bell holds a B.S. degree in Accounting from Babson College and an M.S. degree in Real Estate Development from New York University.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History

As of the date of this Offer to Purchase, Mr. Bell beneficially owns 129,613 shares of JAVELIN Common Stock, which represents 1.1 percent of the total number of issued and outstanding shares of JAVELIN Common Stock.  Mr. Bell has not engaged in any transaction in JAVELIN’s Common Stock during the past 60 days.

Carolyn Downey	66

Carolyn Downey has been a director of ARMOUR since September 2013.  Ms. Downey has over 27 years of institutional capital markets experience working with leading institutions in global finance.  From 1989 until 2007, Ms. Downey held various executive positions at, including as a Managing Director of, RBS Greenwich Capital, a fixed-income sales, trading and finance firm serving institutional clients, and a U.S. Government securities primary dealer.  At RBS Greenwich Capital, Ms. Downey was responsible for relationships with real-estate investment trusts, financial institutions, hedge funds, investment managers and proprietary trading desks, participated in structuring and distribution of net interest margin securities, commercial mortgage securities and collateralized mortgage obligations, and advised on hedging strategies using derivative products and synthetic swaps. She holds a B.A. degree from St. Mary's College in Sociology, a B.S. degree in Accounting from Boston University and an M.B.A. from the Stanford University Graduate School of Business.

As of the date of this Offer to Purchase, Ms. Downey  beneficially owns no shares of JAVELIN Common Stock.  Ms. Downey has not engaged in any transaction in JAVELIN’s Common Stock during the past 60 days.

Thomas K. Guba	65

Thomas K. Guba has been a director of ARMOUR since November 2009 and the lead independent director since March 2014.  Mr. Guba has also been a director of JAVELIN since June 2012 and the lead independent director since March 2014.  Mr. Guba has been the senior executive or head trader of various Wall Street mortgage and government departments in his 37 years in the securities business.  Since 2009, Mr. Guba has been employed by Auriga Securities, USA, performing broker-dealer transactions in mortgage-backed securities. Mr. Guba holds a B.A. in political science from Cornell University and a M.B.A. in finance from New York University and serves on the Board of the SIFMA Foundation as a Treasurer.

As of the date of this Offer to Purchase, Mr. Guba beneficially owns 7,305 shares of JAVELIN Common Stock, which represents less than one percent of the total number of issued and outstanding shares of JAVELIN Common Stock.  Mr. Guba has not engaged in any transaction in JAVELIN’s Common Stock during the past 60 days.

Robert C. Hain	62

Robert C. Hain has been a director of ARMOUR since November 2009. Mr. Hain has also been a director of JAVELIN since June 2012.  Mr. Hain has been a non-executive director of Bank Leumi (UK) Plc, a majority-owned subsidiary of Bank Leumi Le Israel BM, one of Israel's largest financial institutions, since 2012. Mr. Hain has been Chairman of City Financial Investment Company Limited (“City Financial”) since 2006, a partner at Shadbolt Partners LLP since 2005, and a director of Wittering Limited since 2005 and Kingsway Consultancy Limited since 2007, each of which is engaged in asset management in the United Kingdom and Europe.  Mr. Hain is also a director of HomeChoice International Plc (Malta), a retailer of home furnishings to South Africans listed on the

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History

Johannesburg Stock Exchange and a director of Sound Diplomacy Holdings Ltd. (London) and a member of the advisory board of The DHX Animation Fund (London).  Previously, Mr. Hain was a director of Majorpoint Limited (London) from 2006 to 2014. He holds degrees from the University of Toronto (Innis College) and the University of Oxford (Merton College).

As of the date of this Offer to Purchase, Mr. Hain beneficially owns 3,689 shares of JAVELIN Common Stock, which represents less than one percent of the total number of issued and outstanding shares of JAVELIN Common Stock.  Mr. Hain has not engaged in any transaction in JAVELIN’s Common Stock during the past 60 days.

John “Jack” P. Hollihan, III	65

John “Jack” P. Hollihan, III has been a director of ARMOUR since November 2009.  Mr. Hollihan has also been a director of JAVELIN since June 2012.  Mr. Hollihan has over 29 years of investment banking and investment experience.  Mr. Hollihan has served as the lead independent director of City Financial Investment Company Limited (London) and Executive Chairman of Litchfield Capital Holdings (Connecticut) since 2005.  Mr. Hollihan has also been a director of American Financial Realty Trust and of Recombine LLC. From 1986 to 2000, Mr. Hollihan was Head of Global Project and Asset Based Finance and Leasing at Morgan Stanley and was a member of the Morgan Stanley International Investment Banking Operating Committee. In that capacity, he managed $45 billion in asset based and structured financings and leasing arrangements. Mr. Hollihan holds B.S. (Wharton) and B.A. degrees from the University of Pennsylvania, and a J.D. from the University of Virginia School of Law.

As of the date of this Offer to Purchase, Mr. Hollihan beneficially owns 5,535 shares of JAVELIN Common Stock, which represents less than one percent of the total number of issued and outstanding shares of JAVELIN Common Stock.  Mr. Hollihan has not engaged in any transaction in JAVELIN’s Common Stock during the past 60 days.

Stewart J. Paperin	68

Stewart J. Paperin has been a director of ARMOUR since November 2009. Mr. Paperin has also been a director of JAVELIN since June 2012. Mr. Paperin served as a member of Enterprise's Board of Directors from its inception in July 2007 to its merger with ARMOUR in November 2009. Mr. Paperin served as Executive Vice President of the Soros Foundation, a worldwide private philanthropic foundation, from 1996 to 2013, where he oversaw financial, administrative and economic development activities. Mr. Paperin holds a B.A. degree and an M.S. degree from the State University of New York at Binghamton.  He is a member of the Council on Foreign Relations and was awarded an honorary Doctor of Humane Letters by the State University of New York.

As of the date of this Offer to Purchase, Mr. Paperin beneficially owns 5,535 shares of JAVELIN Common Stock, which represents less than one percent of the total number of issued and outstanding shares of JAVELIN Common Stock.  Mr. Paperin has not engaged in any transaction in JAVELIN’s Common Stock during the past 60 days.

Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted.  The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of JAVELIN or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.

The Depositary with regard to the Tender Offer is:

If delivering by mail, hand, express mail, courier,
or other expedited service:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, New York 10004

Telephone: (917) 262-2378

Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and Form W-9 may be directed to the Information Agent at the location and telephone numbers set forth below.  Stockholders can also contact their broker, dealer, commercial bank or trust company for assistance concerning the Tender Offer.

The Information Agent for the Tender Offer is:

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ  07003

Stockholders may call toll free: (888) 991-1294
Banks and Brokers may call collect: (973) 873-7721